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GREIF, INC.

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GREIF, INC.
425 Winter Road
Delaware, Ohio 43015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Greif, Inc.:
Notice is hereby given that the Annual Meeting of Stockholders of Greif, Inc. (the “Company”) will be held at its principal executive offices, 425 Winter Road, Delaware, Ohio 43015, on February 28, 2017, at 10:00 A.M., Eastern Time, for the following purposes:
1.To elect ten directors to serve for a one-year term;

2.	To consider and vote upon a proposal to modify a material term of the Company’s Performance-Based Incentive Compensation Plan and to reaffirm the material terms of such Plan;

3.	To consider and vote upon, on a non-binding and advisory basis, the compensation of the Company’s named executive officers;

4.	To conduct an advisory vote on the frequency of conducting future advisory votes on the compensation of the Company’s named executive officers; and
5.To transact such other business as may properly come before the meeting or any and all adjournments.
Only stockholders of record of the Class B Common Stock at the close of business on December 30, 2016, will be entitled to vote.
Whether or not you plan to attend this meeting, we hope that Class B stockholders will sign the enclosed proxy(s) and return them promptly in the enclosed envelope or vote by internet at www.proxyvote.com or by phone at +1 800 690 6903. If you are able to attend the meeting and wish to vote in person, at your request we will cancel your proxy.

/s/ Gary R. Martz

Gary R. Martz
January 12, 2017	Secretary

TABLE OF CONTENTS

Page
Notice of Annual Meeting
Proxies and Voting	1
Proposal No. 1: Election of Directors	3
Biographies of Director Nominees	3
Proposal No. 2: Modification of a Material Term of the Performance-Based Incentive Compensation Plan and Reaffirmation of the Material Terms of such Plan	6
Proposal No. 3: Advisory Vote on Compensation of Named Executive Officers	8
Proposal No. 4: Advisory Vote on Frequency of Conducting Future Advisory Votes on Compensation of Named Executive Officers	8
Corporate Governance	9
Board of Directors	9
Board Committees and Meetings	9
Board Leadership Structure	10
Director Independence	11
Board’s Role in Risk Management Oversight	11
Communications with the Board	12
Executive Sessions of Non-Management Directors	12
Director Nominations	12
Availability of Corporate Governance Documents	13
Director Compensation for Fiscal 2016	14
Director Compensation Arrangements	14
Director Participation in Deferred Compensation Plan	15
Executive Officers of the Company	16
Stock Holdings of Certain Owners and Management	18
Section 16(a) Beneficial Ownership Reporting Compliance	19
Compensation Committee Interlocks and Insider Participation	19
Compensation Committee Report	20
Compensation Discussion and Analysis	20
Executive Summary	20
Executive Compensation Governance Practices	21
Executive Compensation Highlights	21
Compensation Committee	22
Compensation Policies and Philosophies	23
Elements of Our Compensation Program	25
2016 Performance Reviews of Chief Executive Officer and Other Named Executive Officers	33
"Say-on-Pay" Advisory Votes	34
Executive Compensation	35
Summary Compensation Table	35
Grants of Plan-based Awards	37
Stock-based Compensation	37
Equity Compensation Plan Information	38
Outstanding Equity Awards at Fiscal Year-End	39
Option Exercises and Stock Vested	39
Pension Benefits	40
Non-Qualified Deferred Compensation	40
Potential Payments Upon Termination or Change in Control	40
Agreements with Named Executive Officers	40

Audit Committee	41
Report of the Audit Committee	41
Audit Committee Pre-Approval Policy	42
Independent Registered Public Accounting Firm	43
Certain Relationships and Related Party Transactions	44
Stockholder Proposals	44
Other Matters	44
EXHIBIT A - Greif, Inc. Amended and Restated Performance-Based Incentive Compensation Plan	45

GREIF, INC.
425 Winter Road
Delaware, Ohio 43015

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 28, 2017
To the Stockholders of Greif, Inc.:
This Proxy Statement is being furnished to all stockholders of Greif, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Annual Meeting of Stockholders scheduled to be held on February 28, 2017, at 10:00 A.M., Eastern Time, at the Company’s principal executive offices, 425 Winter Road, Delaware, Ohio 43015 (the “Annual Meeting”). It is anticipated that this Proxy Statement and form of proxy will first be sent to the stockholders on or about January 12, 2017.
PROXIES AND VOTING
This Proxy Statement is being furnished to Class B stockholders of the Company, the only class of stockholders entitled to vote at the Annual Meeting, in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies that will be used at the Annual Meeting. Class A stockholders are not entitled to vote at the Annual Meeting. Therefore, this Proxy Statement is being furnished to Class A stockholders for informational purposes only, and no proxy is being solicited from them.
At the Annual Meeting, the Class B stockholders will vote upon the election of ten directors to serve for a one-year term and a proposal to amend a material term of the Company’s Performance-Based Incentive Compensation Plan (the “Short Term Incentive Plan”) and to reaffirm the material terms of the Short Term Incentive Plan. The Company will also conduct advisory votes on a resolution concerning the approval of the compensation of the Company’s named executive officers identified in this Proxy Statement and whether such a resolution should be presented every 1, 2 or 3 years. The Class B stockholders will also vote upon such other business as may properly come before the meeting or any and all adjournments.
The ten nominees receiving the highest number of votes will be elected as directors. Class B stockholders do not have the right to cumulate their votes in the election of directors.
The vote required to amend and reaffirm the Short Term Incentive Plan is the favorable vote of a majority of the outstanding shares of the Class B Common Stock voting on this proposal; provided that the total vote cast on the proposal represents over 50% in interest of all shares of Class B Common Stock entitled to vote on the proposal.
The vote on the resolution concerning the approval of the compensation of the Company’s named executive officers is advisory only and therefore is not binding upon the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.
The vote on the resolution concerning the frequency of conducting future advisory votes regarding the compensation of the Company’s named executive officers is also advisory only and therefore is not binding upon the Board. However, the Board intends to select the frequency term (1, 2 or 3 years) receiving the highest number of votes as the frequency with which future resolutions will be presented to Class B stockholders concerning the approval of the compensation of the Company’s named executive officers.
Shares of Class B Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A Class B stockholder’s presence at the Annual Meeting does not by itself revoke the proxy.
Abstentions will be considered as shares of Class B Common Stock present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions will not be counted in the votes cast for the election of directors and will not have a positive or negative effect on the outcome of that election. Abstentions will be counted as votes cast regarding the proposal to amend the Short Term Incentive Plan and will have the same effect as a vote against such proposal. Abstentions with respect to those proposals subject to advisory votes will be treated as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of those proposals.

If your Class B Common Stock is held in street name, you will need to instruct your broker regarding how to vote your Class B Common Stock. Pursuant to the rules of the New York Stock Exchange, your broker does not have discretion to vote your Class B Common Stock without your instructions with respect to certain matters. If you do not provide your broker with voting instructions, your shares of Class B Common stock will not be considered present at the Annual Meeting for purposes of determining the presence of a quorum or for voting on such matters.

This Proxy Statement, the form of proxy and the Company’s Annual Report are available at www.proxyvote.com.
The close of business on December 30, 2016, has been fixed as the record date for the determination of Class B stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date, there were outstanding and entitled to vote 22,009,725 shares of Class B Common Stock. Each share of the Class B Common Stock is entitled to one vote in respect of the proposal or proposals to which such shares are entitled to vote.

Proposal 1: Election of Directors
At the Annual Meeting, shares of the Class B Common Stock represented by the proxies, unless otherwise specified, will be voted to elect as directors for one-year terms Michael J. Gasser, Peter G. Watson, Vicki L. Avril, Bruce A. Edwards, Mark A. Emkes, John F. Finn, Daniel J. Gunsett, Judith D. Hook, John W. McNamara and Patrick J. Norton, the ten persons recommended by the Nominating and Corporate Governance Committee (the “Nominating Committee”), all of whom are currently directors of the Company. All ten members were identified and proposed as candidates for service on the Board based on their record of service and individual contributions to the overall mission and responsibilities of the Board. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named above is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.
Proxies cannot be voted at the Annual Meeting for a number of persons greater than the number of nominees named in this Proxy Statement.

Biographies of Director Nominees

Set forth below is the following information regarding each person nominated for election as a director: his or her name; age as of February 28, 2017 (the date for the Annual Meeting); the year in which he or she first became a director; his or her principal occupation and business experience during at least the past five years; all positions he or she holds with the Company, if any; the names of other publicly held corporations for which he or she serves, or has served within the past five years, as a director; other pertinent qualifications; and the experience, qualifications, attributes or skills that led to the Nominating Committee’s conclusion that he or she should be nominated to serve as a director.

MICHAEL J. GASSER, CHAIRMAN
Age: 65
Director since 1991, Independent Director since November 2015

Mr. Gasser has served as Chairman of the Board of Directors since 1994, including the period from November 2011 until November 2012 in which he served as Executive Chairman. Mr. Gasser served as Chief Executive Officer of the Company from 1994 until October 2011. Mr. Gasser currently serves as the Vice Chair of the Board of Trustees of The Ohio State University and a member of its Audit and Finance Committees and as a director of the Battelle Memorial Institute and a member of its Compensation Committee. Previously, Mr. Gasser served as the lead director and a member of the finance and compensation committees for Bob Evans Farms, Inc. and as a trustee of the James Cancer Hospital Foundation. Mr. Gasser has extensive experience in the Company’s manufacturing, management, accounting and financial operations, which make him uniquely qualified to serve as Chairman of the Board.

PETER G. WATSON
Age: 60
Director since December 2015

Mr. Watson has been President and Chief Executive Officer since November 2015. From January 2014 until October 2015, he served as Chief Operating Officer. From September 2012 until December 2013, Mr. Watson served as Vice President and Group President, Paper Packaging & Services, Global Sourcing and Supply Chain and Greif Business System. From May 2013 until May 2015, Mr. Watson also served as President of Soterra LLC, which operates the Company’s Land Management business segment. From January 2010 to September 2012, he served as Vice President and Division President, Paper Packaging & Services. Prior to January 2010, Mr. Watson served many roles in the Company’s Paper Packaging & Services segment including President of CorrChoice (a division of the Company). He has been employed by the Company since 1999. Mr. Watson’s experience as Chief Executive Officer and Chief Operating Officer as well as his extensive experience in the Company’s Paper Packaging & Services and Land Management business segments, and his extensive knowledge of the Company’s manufacturing and global sourcing and supply chain operations, gives him valuable insight in serving as a director of the Company.

VICKI L. AVRIL
Age: 62
Independent Director since 2004, Audit Committee Chair

From June 2008 until September 2013, Ms. Avril was Chief Executive Officer and President of IPSCO Tubulars, Inc., a manufacturer of steel and tubular products. She had been an executive officer of IPSCO Tubulars since 2004, including serving as its Chief Financial Officer. From 2001 until its sale in 2003, Ms. Avril was Senior Vice President and Chief Financial Officer of Wallace Computer Services, Inc., a print management company. She is also a director and member of the audit, compensation and governance and nominating committees of Global Brass and Copper Holdings, Inc., a director and member of the Audit and Nominating and Governance Committees of Commercial Metals Company and director and member of the Safety, Environment and Social Responsibility Committee of Finning International. In nominating Ms. Avril, the Nominating Committee considered a number of factors including, but not limited to, her background, experience and judgment as a chief financial officer and chief executive officer of a major manufacturing company and her experience as a director of three other publicly traded manufacturing companies.

BRUCE A. EDWARDS
Age: 61
Independent Director since 2006

From March 2008 until October 2014, Mr. Edwards was on the Executive Management Board of Deutsche Post DHL, a global provider of mail and logistic services, with responsibility for running the supply chain operating unit of Deutsche Post DHL. From March 2007 until February 2008, Mr. Edwards was Global Chief Executive Officer for DHL Supply Chain, a supply chain services division of a subsidiary of Deutsche Post DHL. Prior to that time, and for more than five years, he was Chief Executive Officer of Exel Americas, a supply chain services subsidiary of Deutsche Post DHL. Previously, Mr. Edwards also served as a director and member of the nomination and compensation committees of Ashtead PLC and as director and member of the audit, remuneration and nomination committees of Synergy Health plc. In nominating Mr. Edwards, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as an executive officer of a global supply chain services company and as a director of two publicly traded companies listed on the UK stock exchange.

MARK A. EMKES
Age: 63
Independent Director since 2008

From January 2011 until May 2013, Mr. Emkes served as Commissioner of Finance and Administration for the State of Tennessee. Previously, Mr. Emkes was Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., a tire and rubber manufacturing company for more than five years prior to his retirement from that position in February 2010. He was also President of these companies from January 2009 until his retirement. Mr. Emkes also serves as director and the Chairman of the Audit Committee of First Horizon National Corporation, a bank holding company which is the parent of First Tennessee Bank National Association. Mr. Emkes also serves as director and member of the compensation and director affairs/corporate governance committees of Clarcor, Inc., a diversified marketer and manufacturer of mobile, industrial and environmental filtration products. In addition, since August 2014, Mr. Emkes has served as director of CoreCivic Corporation, formerly known as Corrections Corporation of America, a provider of corrections management and residential re-entry services and real estate solutions to federal, state and local governments, where he is also presently serving as the Non-executive Chairman of the Board and a member of the Compensation and Nominating/Governance Committees. In nominating Mr. Emkes, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as a senior state government official, as the chairman, chief executive officer and president of a major manufacturing company and as a director of three other publicly traded companies listed on the NYSE.

JOHN F. FINN
Age: 69
Independent Director since 2007

For more than five years, Mr. Finn has been Chairman and Chief Executive Officer of Gardner, Inc., a supply chain management company servicing industrial and consumer customers. Mr. Finn also serves as a trustee, member of the Equity Committee and Chairman of the the Governance Committee of J.P. Morgan Funds, a registered investment company. From January 1994 until November 2014, Mr. Finn served as a director and, most recently, as the presiding director and Chair of the nominating and governance committees of Cardinal Health, Inc. In nominating Mr. Finn, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as chief executive officer of a major distribution company and as a former presiding director of a Fortune 20 healthcare services company.

DANIEL J. GUNSETT
Age: 68
Independent Director since 1996, Compensation Committee Chair

For more than five years, Mr. Gunsett has been a partner with the law firm of Baker & Hostetler LLP and held the position of managing partner of the firm’s Columbus, Ohio office until December 2012. In nominating Mr. Gunsett, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as the managing partner of an office of a major national law firm.

JUDITH D. HOOK
Age: 63
Independent Director since 2003, Nominating and Corporate Governance Committee Chair

Ms. Hook has been an investor for more than five years. Ms. Hook is the aunt of John W. McNamara. Ms. Hook was nominated to serve on the Board for a number of reasons including, but not limited to, her unique knowledge and understanding of the Company’s business based on her life-long affiliation.

JOHN W. MCNAMARA
Age: 52
Independent Director since 2009

For more than five years, Mr. McNamara has been president and owner of Corporate Visions Limited, LLC, a provider of aviation management educational and training programs. Mr. McNamara is the nephew of Judith D. Hook. In nominating Mr. McNamara, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as owner and president of an aviation services company.

PATRICK J. NORTON
Age: 66
Independent Director since 2003

From May 2000 until his retirement in January 2003, Mr. Norton served as Executive Vice President and Chief Financial Officer of The Scotts Miracle-Gro Company, a consumer lawn and garden products company. For more than five years prior to January 2010, Mr. Norton served as a director of The Scotts Miracle-Gro Company. In nominating Mr. Norton, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as an executive officer and director of one other publicly traded manufacturing company.

Board Recommendation

The Board of Directors recommends that the Class B Stockholders vote FOR the election of all nominees listed above to the Board of Directors.

Proposal 2: Modification of a Material Term of the Performance-Based Incentive Compensation Plan and Reaffirmation of the Material Terms of such Plan
At the Annual Meeting, the Class B stockholders will be requested to consider and act upon a proposal to amend a material term of the Company’s Performance-Based Incentive Compensation Plan, hereinafter referred to as the “Short Term Incentive Plan” or “STIP,” and to reaffirm the material terms of the STIP as modified and described herein.

Background
The Board of Directors is asking stockholders to approve a modification to the STIP to increase the maximum award that may be paid to any participant for any performance period from $2.0 million times the number of twelve-month periods contained within the performance period to $3.0 million times the number of twelve-month periods contained within the performance period. This increase will permit the STIP to continue to achieve its purposes, as described below. See “Purposes of the Short Term Incentive Plan.”
The STIP has been designed to take into account certain limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1.0 million paid to the chief executive officer and the four other most highly compensated officers of a public corporation. However, “qualified performance-based compensation” is exempt from this limitation. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are approved by the stockholders of the paying corporation. The terms of an objective formula must preclude discretion to increase the amount of compensation payable to the specified employees that would otherwise be due upon attainment of the goal. When the amount of compensation to be paid upon attainment of the performance goal is based upon a percentage of base salary, the objective formula will not be considered discretionary under Section 16(m) of the Code if the maximum dollar amount to be paid is fixed at the time the performance goal is established.

Purposes of the Short Term Incentive Plan
The purposes of the STIP are to give the Company a competitive advantage in attracting, retaining and motivating executive employees at the executive level and to provide the Company with the ability to provide incentive compensation that is linked to the profitability of the Company’s businesses, and which is not subject to the deduction limitation rules under Section 162(m) of the Code as described above.

Description of the Short Term Incentive Plan
The following discussion describes important aspects of the STIP. This discussion is intended to be a summary of the material provisions of the STIP. Because it is a summary, some details that may be important to you are not included. For this reason, the entire STIP is attached as Exhibit A to this Proxy Statement. You are encouraged to read the STIP in its entirety.
Administration
The STIP is administered by the Special Subcommittee on Incentive Compensation (the “Special Subcommittee”). Among other matters, the Special Subcommittee has the authority to select participants in the STIP from among the Company’s executive level employees and to determine the performance goals, target amounts and other terms and conditions of awards under the STIP (subject to the terms of the STIP). The Special Subcommittee also has the authority to establish and amend rules and regulations relating to the STIP and to make all other determinations necessary and advisable for the administration of the STIP. All decisions made by the Subcommittee pursuant to the STIP are made in the Special Subcommittee’s sole discretion and are final and binding.
Eligibility
Executive level employees of the Company who are designated by the Special Subcommittee are eligible to be granted awards under the STIP.

Terms of Awards
Awards under the STIP consist of cash amounts payable upon the achievement, during a specified performance period, of specified objective performance goals. At the beginning of a performance period for a given award, the Special Subcommittee establishes one or more performance goal(s) and the target amount of the award, which would be earned if the performance goal(s) are achieved in full, together with any lesser amount that would be earned if the performance goal(s) are only partially achieved. After the end of the performance period, the Special Subcommittee certifies the extent to which the performance goals are achieved and determines the amount of the award that is payable; provided, that the Special Subcommittee has the discretion to determine that the actual amount paid with respect to an award may be less than (but not greater than) the amount earned.
Performance Goals; Maximum Award
The performance goals for awards are based upon the achievement of targeted measures of one or more of the following (a) return on assets, capital, equity, or operating costs; (b) working capital (as a percentage of sales, revenues or otherwise); (c) earnings per share; (d) economic value added; (e) margins; (f) total stockholder return on market value; (g) operating profit or net income; (h) cash flow, earnings before interest and taxes, earnings before interest, taxes and depreciation, earnings before interest, taxes, depreciation and amortization, or earnings before interest, taxes, depreciation, depletion and amortization; (i) sales, throughput, or product volumes; (j) costs or expenses, and/or (k) such other measures of performance success as the Committee may determine. The Compensation Committee has the authority to determine the number and weighting of each financial performance measure selected for use in any particular performance period. Prior to the modification being voted on in connection with this Proposal, the maximum award that could be paid to any participant for any performance period was $2.0 million times the number of twelve-month periods contained within the performance period. For example, if the performance period for an award was two years, the maximum award would be $4.0 million, and if the performance period was six months, the maximum award would be $1.0 million. If the modification is approved, and if the performance period for an award is two years, the maximum award would be $6.0 million, and if the performance period is six months, the maximum award would be $1.5 million.
Termination of Employment
A participant whose employment terminates because of death or disability during the performance period for an award will receive a pro rata portion of the award, based upon the extent to which the performance goals had been achieved before such termination, unless the Special Subcommittee determines otherwise. A participant whose employment terminates for any other reason before the end of the performance period for an award will not be entitled to any payment with respect to the award.
Amendment and Termination
The STIP may be amended, modified or terminated by the Special Subcommittee at any time, but no such amendment, modification or termination will affect the payment of any award for a performance period that has already ended or increase the amount of any award.
Other Matters
Awards paid after the death or disability of any participant may not be exempt from the limitations imposed by Section 162(m) of the Code.

Board Recommendation

The Board of Directors recommends that stockholders vote FOR approval of the modification and reaffirmation of the Short Term Incentive Plan.

Proposal 3: Advisory Vote on Compensation of Named Executive Officers

At the Annual Meeting, the Class B stockholders will be requested to consider and vote upon the following resolution concerning the compensation of the Company’s named executive officers:
“Resolved, that the Class B Common Stockholders hereby approve, on an advisory basis, the compensation, as disclosed in the Compensation Discussion and Analysis section and compensation tables, as well as the other narrative executive compensation disclosures, contained in the Company’s definitive Proxy Statement for its 2017 Annual Meeting of Stockholders (the “Proxy Statement”), of the Company’s named executive officers identified in the Proxy Statement.”
This vote is advisory and therefore will not be binding upon the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation
The Board of Directors recommends that stockholders vote FOR approval of the compensation of the Named Executive Officers.

Proposal 4: Advisory Vote on Frequency of Conducting Future Advisory Votes on Compensation of Named Executive Officers

At the Annual Meeting, the Class B stockholders will be requested to consider and vote on the frequency of conducting future advisory votes concerning the approval of the compensation of the Company’s named executive officers. Class B stockholders may vote to have a resolution concerning approval of the compensation of the Company’s named executive officers presented (a) every year, (b) every two years or (c) every three years, or to abstain from such vote if they desire.
This vote is advisory and therefore will not be binding upon the Board. However, the Board intends to select the frequency term (1, 2 or 3 years) receiving the highest number of votes as the frequency with which future resolutions will be presented concerning the approval of the compensation of the Company’s named executive officers, until another such vote by the stockholders takes place and another frequency term is selected by the stockholders.

Board Recommendation
The Board of Directors does NOT have a recommendation on the frequency of conducting future advisory votes on compensation of Named Executive Officers.

CORPORATE GOVERNANCE

Board of Directors
The Board of Directors is currently composed of nine independent directors and one director, Mr. Watson, who as an employee of the Company is not independent under the New York Stock Exchange (the "NYSE") listing rules.

Board Committees and Meetings
The Board’s current standing committees are a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee (the “Nominating Committee”). The Board has adopted written charters for these standing committees. Copies of the charters are available on the Company’s website (http://www.greif.com). See “Investors—Corporate Governance—Governance Documents.”
The Compensation Committee is responsible, among other matters, for discharging the Board’s responsibility relating to the compensation of executive officers and directors. This is accomplished by evaluating the compensation, fringe benefits and perquisites provided to the Company’s executive officers and adopting compensation policies applicable to the Company’s executive officers, including the specific relationship of corporate performance to executive compensation and the factors and criteria upon which the Company’s Chief Executive Officer’s and other executive officers’ compensation should be based.
The Audit Committee is responsible, among other matters, for engaging and, when appropriate, replacing the Company’s independent auditors, reviewing with such auditors the scope and results of their audit, reviewing the Company’s accounting functions, operations and management, considering the adequacy and effectiveness of the internal accounting controls and internal auditing methods, policies and procedures of the Company and overseeing the Company’s enterprise risk management program. The Company’s Board of Directors has determined that Audit Committee members Vicki L. Avril and Bruce A. Edwards are each an “audit committee financial expert” as that term is defined by applicable SEC regulations. No member of the Audit Committee may simultaneously serve on the audit committee of more than two other publicly traded companies.

The Nominating Committee is responsible, among other matters, for recommending to the Board a slate of director nominees for election at each annual meeting of the Company’s stockholders and director nominees for election at any other stockholder meeting held for the election of one or more directors. The Board then acts on the Committee’s recommendations and is responsible for (1) recommending to stockholders a slate of director nominees for election at each annual meeting of the Company’s stockholders and director nominees for election at any other stockholder meeting held for the election of one or more directors and (2) nominating at such meetings those persons it has recommended as director nominees.

In addition to the standing Committees, the Board currently has a Stock Repurchase Committee which is responsible for administering the Company’s stock repurchase program, and a special committee to provide strategic input on the Company's ongoing transformation initiatives (the "Transformation Committee"). The Transformation Committee is responsible for providing strategic counsel to management regarding the Company's Transformation initiatives and also providing the Board more frequent insights on the progress being made.

The table below provides information regarding the current membership of each Board committee and the number of meetings held during fiscal 2016:

Director Name (1)	Audit	Compensation	Nominating and Corporate Governance	Stock Repurchase	Transformation
Vicki L. Avril	Chair				X
Bruce A. Edwards	X				Chair
Mark A. Emkes		X			X
John F. Finn	X				X
Michael J. Gasser		X	X	Chair
Daniel J. Gunsett		Chair	X	X
Judith D. Hook		X	Chair	X
John W. McNamara	X
Patrick J. Norton		X			X
Peter G. Watson
Meetings in Fiscal 2016	5	5	5	1	4

There were six meetings of the Board of Directors during fiscal 2016. During fiscal 2016, all directors attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served. Under the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s annual meeting of stockholders. All of the director nominees attended the 2016 annual meeting of stockholders.

Board Leadership Structure
The Board is the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders, with the Company’s day-to-day business conducted and managed by the management of the Company under the direction of the Chief Executive Officer. The Board does not have a policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. From 1994 until November 2011, the positions of Chairman and Chief Executive Officer were combined and held by Michael J. Gasser. Upon Mr. Gasser’s retirement as Chief Executive Officer in November 2011, the roles of Chairman and Chief Executive Officer were separated. Currently, our Board leadership structure is comprised of an independent Chairman of the Board who is a former executive officer (Mr. Gasser), eight additional independent directors and a director who is a current executive officer (Mr. Watson).
The Board believes this leadership structure is appropriate for the Company at this time. This structure permits Mr. Watson to primarily focus his time and attention on the business, while Mr. Gasser directs his attention on guiding the Board’s agenda in setting priorities for the Company to address the risks and challenges faced by the Company. Further, the Board believes that it is in the best interests of the stockholders for Mr. Gasser to serve as Chairman of the Board of the Company due to his extensive knowledge of the Company based on his 17 years of experience as chief executive officer. While this structure has worked particularly well, it is not a permanent policy of the Board. It is the Board’s belief that no single organizational model is best or most effective in all circumstances. Therefore, although the Board has determined that the current structure works best for the Company at this time, the Board may implement another structure if deemed to be appropriate in the future.
The Company has adopted various policies to provide for a strong and independent Board, including the following.

•
The majority of the Board must be independent of management and have no material relationship with the Company, either directly or indirectly as a partner, stockholder or officer of an organization that has such a relationship with the Company, and must meet the standards of independence under the applicable rules of the SEC and the listing standards of the New York Stock Exchange (NYSE).

•	Only independent directors are members of the Compensation, Audit and Nominating Committees.

•
Independent/non-management directors meet at least four times each year, and during at least one of those meetings, the non-management directors schedule an executive session that includes only independent directors.

In addition, the Board and the Nominating Committee have assembled a Board that consists of capable and experienced directors, many of whom are currently or have recently been leaders of companies, who are independent thinkers and have a wide range of expertise and skills. The Board currently does not have a lead director. However, because of its capable and experienced independent directors, including its Chairman, and for the reasons described above, along with the above described policies which promote an open discussion among the independent directors, the Chairman of the Board and the Chief Executive Officer, the Board has determined that a lead director is not necessary at this time.

Director Independence
Pursuant to NYSE rules, in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Board has adopted categorical standards to assist it in making its determination of director independence. These categorical standards are set forth on the Company’s website. See “— Availability of Corporate Governance Documents.”
After applying these categorical standards, the Board of Directors has determined that all directors and director nominees have no material relationship with the Company and, therefore, are independent, except for Mr. Watson. Mr. Watson is currently the President and Chief Executive Officer of the Company. The Board has determined that Mr. Gunsett is independent because legal fees paid to Baker & Hostetler LLP, where Mr. Gunsett is a partner, are not material to the Company or to that firm and that the nature of the relationship has been properly disclosed to the Board. The Company does not anticipate that legal fees paid to Baker & Hostetler LLP will be material in fiscal 2017. The Board has determined that Mr. Gasser is independent because over three years have passed since he retired as an employee of the Company, which is consistent with the NYSE listing rules.

Board’s Role in Risk Management Oversight

While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board of Directors takes an active role in the oversight of the management of critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk-taking is essential for the Company to be competitive and to achieve its strategic objectives.

The Company maintains a formal enterprise risk management program managed by the Enterprise Risk Committee, a committee established and appointed by, and comprised of, Company management. The enterprise risk management program is a Company-wide effort involving both the Board and management. Management’s role is to identify, mitigate, guide and review the efforts of the Company’s business units with respect to risk, consider whether various risks are acceptable, and approve plans to deal with critical business risks. The Board has designated the Audit Committee to oversee the process and improve or guide management’s decisions. Specifically, the Audit Committee:

•	Annually reviews the documented risk management process and recommends such changes as are deemed necessary to provide assurance that the Company has implemented an enterprise risk management process;

•	Evaluates significant risks identified by the Company;

•
Reviews risk philosophy, strategy, policies and processes; and considers reports on risk implementation and communication to help ensure enterprise risk management is a part of the Company’s culture; and

•
Reviews the Company’s risk assessment, both annual and periodic updates, considers the appropriateness thereof, and decides whether or not any risks should be added, deleted or modified, paying particular attention to the Company’s perceived appetite for risk.

The Company provides its feedback on business unit risks during periodic business reviews and strategic planning discussions. Each quarter, the business units identify key risks. That review process includes identifying risks that could prevent achievement of business goals or plans. Additionally, the Company’s internal audit department uses this information to determine whether its audit plans need to be adjusted. In addition to quarterly reviews of business risks in connection with the Company’s periodic disclosures, the Audit Committee reviews on an annual basis detailed reports that assess the strategic, operational, infrastructure and external risks facing the Company to be certain that the Company develops and maintains comprehensive risk management policies and procedures to assess, mitigate and monitor risks.

Although the Audit Committee oversees the Company’s risk management function and processes, particularly with respect to the overall business, the Audit Committee and other Board committees, consistent with their respective charters, assist the Board in fulfilling its responsibility by coordinating the review of certain other risks within its purview. In particular:

•
The Audit Committee considers risks related to the Company’s financial statements, the financial reporting and disclosure process, accounting and legal matters. Audit Committee responsibilities include overseeing the internal audit function, monitoring the integrity of our internal control processes and assessing management’s steps to manage and report such risk exposures.

•
The Compensation Committee oversees the Company’s compensation and benefit practices and assesses potential material risks that could result from the design and structure of the Company’s compensation programs.

•
The Nominating Committee is responsible for developing and proposing to the Board corporate governance guidelines and for recommending changes to enhance the Board’s performance and development. The Nominating Committee annually reviews and reassesses risk associated with corporate governance and Board performance and recommends to the Board any changes it deems necessary to the corporate governance guidelines or the Board composition and committee structure to address these risks.

Communications with the Board
The Board believes it is important for stockholders to have a process to send communications to the Board. Accordingly, any stockholder or other interested party who desires to make his or her concerns known to the non-management directors or to the entire Board may do so by communicating with the chairperson of the Audit Committee by e-mail to audit.committee@greif.com or in writing to Audit Committee Chairperson, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015. All such communications will be forwarded to the non-management directors or the entire Board as requested in the communication.

Executive Sessions of Non-Management Directors
The non-management directors of the Company meet without the Company’s management at least four times each year, and during at least one of those meetings, the non-management directors schedule an executive session that includes only independent directors. These meetings are typically held in conjunction with a regularly scheduled Board meeting and at such other times as necessary or appropriate. The chairpersons of the Company’s Audit Committee, Compensation Committee and Nominating Committee rotate as chairperson of meetings of the non-management directors.

Director Nominations
The Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and stockholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Stockholders may recommend director candidates for consideration by the Nominating Committee by submitting a written recommendation to the Secretary of the Company at 425 Winter Road, Delaware, Ohio 43015 (the “Recommendation Notice”). The Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on the Company’s books, and telephone number, of the stockholder making the recommendation, including information on the number of shares and class of stock owned, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and, if known to the stockholder, any material interest of such stockholder or individual being recommended in any proposals or other business to be presented at the Company’s next annual meeting of stockholders (or a statement to the effect that no material interest is known to such stockholder).
Except for the director nominees recommended by the Nominating Committee to the Board, no person may be nominated for election as a director of the Company during any stockholder meeting unless such person was first recommended by a stockholder for Board membership in accordance with the procedures set forth in the preceding paragraph and the Recommendation Notice was received by the Company not less than 60 days nor more than 90 days prior to the date of such meeting; provided, however, if less than 75 days’ notice or prior public disclosure of the date of a stockholders’ meeting is given or made to stockholders, then, in order to be timely received, the Recommendation Notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice of the date of the stockholders’ meeting was mailed or such public disclosure was made.

The Nominating Committee’s Charter sets forth certain specific, minimum qualifications that must be met by a Nominating Committee-recommended nominee for a position on the Board, as well as qualities and skills that Board members must possess. The Nominating Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers director’s qualification as independent, as well as diversity, age, skill and experience in the context of the needs of the Board. The Nominating Committee seeks to achieve diversity of occupational and personal backgrounds and considers diversity as a factor in director nominations. The Nominating Committee views diversity in a broad context to include race, gender, ethnicity, geography, diversity of viewpoint, professional and industry experience, skills, education and personal expertise, among others. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. Ultimately, the Nominating Committee will select prospective Board members who the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.
In the event that the Nominating Committee, the Board, the Chairman or the Chief Executive Officer identifies the need to fill a vacancy or to add a new member to fill a newly created position on the Board with specific criteria, the Nominating Committee initiates a search process and keeps the Board apprised of progress. The Nominating Committee may seek input from members of the Board, the Chairman, the Chief Executive Officer and other management or hire a search firm when appropriate. In addition, as a matter of policy, the Nominating Committee will consider candidates for Board membership recommended by stockholders. The initial candidate or candidates, including anyone recommended by a stockholder, who satisfy the specific criteria for Board membership and otherwise qualify for membership on the Board, are then reviewed and evaluated by the Nominating Committee; the evaluation process for candidates recommended by stockholders is not to be different. The Nominating Committee is to maintain and update a list of candidates recommended from all sources. The Nominating Committee will then determine the committee member or Board member or other person involved in the process (such as a search firm) who will make the initial contact with the prospective candidate or candidates. The Chairman and/or the Chief Executive Officer and at least one member of the Nominating Committee will interview the identified candidate or candidates. Based on the interviews and all other information available to the Nominating Committee, the Nominating Committee will meet to consider and approve a final candidate or candidates, as the case may be. The Nominating Committee then will make its recommendation to the Board.

Availability of Corporate Governance Documents
The Board has adopted the following corporate governance documents with respect to the Company (the “Corporate Governance Documents”):

•	Corporate Governance Guidelines of the Board;

•	Code of Business Conduct and Ethics for directors, officers and employees (which is available in several different languages);

•	Code of Ethics for Senior Financial Officers;

•	Stock Ownership Guidelines applicable to directors, officers and other key employees;

•	Independence Standards for Directors;

•	Charter for the Audit Committee;

•	Charter for the Nominating Committee; and

•	Charter for the Compensation Committee.
Each of the Corporate Governance Documents is posted on the Company’s website at www.greif.com under “Investors—Corporate Governance—Governance Documents.” Copies of each of the Corporate Governance Documents are also available in print to any stockholder of the Company, without charge, by making a written request to the Company. Requests should be directed to Greif, Inc., Attention: Secretary, 425 Winter Road, Delaware, Ohio 43015.

Director Compensation for Fiscal 2016
The following table sets forth the compensation of the Company’s directors for fiscal 2016:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael J. Gasser	213,005	124,995	—	—	—	—	338,000
Vicki L. Avril (4)	116,505	124,995	—	—	—	—	241,500
Bruce A. Edwards (5)	449,005	124,995	—	—	—	—	574,000
Mark A. Emkes	105,505	124,995	—	—	—	—	230,500
John F. Finn (6)	101,005	124,995	—	—	—	—	226,000
Daniel J. Gunsett	103,505	124,995	—	—	—	—	228,500
Judith Hook	93,505	124,995	—	—	—	—	218,500
John W. McNamara	80,005	124,995	—	—	—	—	205,000
Patrick J. Norton	112,505	124,995	—	—	—	—	237,500

(1)
As an employee of the Company during fiscal 2016, Mr. Watson was not compensated for his services as a director. See “- Summary Compensation Table” for information on Mr. Watson’s compensation as an executive officer.

(2)	Amounts include fees earned, but the receipt of which have been deferred under the Directors Deferred Compensation Plan.

(3)
Amounts represent the dollar amount recognized for financial statement reporting purposes during fiscal 2016 computed in accordance with ASC 718 and represents the cash value of the total number of restricted shares of Class A Common Stock awarded to such director during fiscal 2016 under the Company’s 2005 Outside Directors Equity Award Plan (4,715 shares per outside director). Included in this column are restricted shares of Class A Common Stock that have been deferred by such director under the Directors Deferred Compensation Plan. For a discussion of the relevant ASC 718 valuation assumptions, see Note 1 in the Consolidated Financial Statements included in Item 8 of the 2016 Form 10-K.

As of October 31, 2016, each outside director has been awarded and held 10,006 restricted shares of Class A Common Stock. (For the aggregate number of restricted and non-restricted shares of Class A and Class B stock beneficially owned by each of the outside directors, see “Security Ownership of Certain Beneficial Owners and Management.”) No stock options have been awarded to any outside directors since 2005 and, as of October 31, 2016, no stock options remain outstanding with respect to any outside director.

(4)	Pursuant to the Directors Deferred Compensation Plan, Ms. Avril deferred receipt of $13,375 of her fees for fiscal 2016.

(5)	Amount includes $69,000 related to the 2015 retainer that was not paid until fiscal 2016.

(6)	Pursuant to the Directors Deferred Compensation Plan, Mr. Finn deferred receipt of $26,750 of his fees for fiscal 2016.

Director Compensation Arrangements
No director fees are paid to directors who are employees of the Company or any of its subsidiaries. During fiscal 2016, outside directors of the Company received:

•	An annual retainer of $65,000 per year. The Chairman receives an additional $135,000.

•	$1,500 for each Board meeting attended.

•	For committee members, $1,250 for each committee meeting attended ($1,500 for Audit Committee and Compensation Committee members and $6,000 for Transformation Committee members).

•
For chairs of board committees, an annual retainer of $7,000 for each committee chaired ($14,000 for the chairs of the Audit Committee and Compensation Committee and $300,000 for the Chair of the Transformation Committee).

Under the terms of the 2005 Outside Directors Equity Award Plan, outside directors of the Company may receive options to purchase shares of the Company’s Class A Common Stock, restricted shares of the Company’s Class A Common Stock and/or stock appreciation rights. The Compensation Committee is responsible for administering the 2005 Outside Directors Equity Award Plan. For fiscal 2016, the Compensation Committee awarded each of the outside directors at the time of the 2016 annual meeting of stockholders (held on March 1, 2016) a number of restricted shares of Class A Common Stock under this Plan in an amount equal to $125,000 divided by the last reported sale price of a share of Class A Common Stock on the NYSE on February 29, 2016 (the last trading day immediately preceding the date of the 2016 annual meeting of stockholders). All of these shares of Class A Common Stock are not subject to any risk of forfeiture, are subject to restrictions on transfer for three years or the director’s termination of Board membership and will be deemed fully vested on the award date with eligibility to participate in the receipt of all dividends declared on the Company’s shares of Class A Common Stock.
Stock Ownership Guidelines for Directors. Under the Company’s stock ownership guidelines (see the “Compensation Discussion and Analysis – Elements of Our Compensation Program - Stock Ownership Guidelines” for information on these guidelines generally), each outside director is required to own a minimum of five times his or her annual retainer in shares of Company common stock after five years of service as a director. Restricted shares of Class A Common Stock which have been awarded to an outside director under the Company’s 2005 Outside Directors Equity Award Plan and the receipt of which has been deferred at the election of such outside director under the terms of the Directors Deferred Compensation Plan are counted as owned by the deferring outside director for purposes of these stock ownership guidelines. The Board of Directors evaluates whether exceptions should be made in the case of any outside director who, due to his or her unique financial circumstances, would incur a hardship by complying with these requirements. All current outside directors are in compliance with these stock ownership guidelines.

Director Participation in Directors Deferred Compensation Plan
The non-employee directors are eligible to participate in our Amended and Restated Directors Deferred Compensation Plan. Participants may elect (within 30 days of when he or she first becomes eligible to participate in the Plan for the initial calendar year of participation or, for subsequent calendar years, not later than the December 31 prior to each such year) to defer the receipt of between 25 and 100 percent of his or her respective retainer fees, regular fees and meeting fees (including committee fees) as well as restricted stock awards granted under the 2005 Outside Directors Equity Award Plan. Once made, any such elections (including without limitation the percentage of Board Fees and/or restricted stock to be deferred) shall be irrevocable for all such amounts earned during the calendar year for which the election is made.
The Plan is considered to be an “unfunded” arrangement as amounts generally will not be set aside or held by the Company in a trust, escrow, or similar account. Amounts deferred under the plan are credited to a participant’s account under the plan. For cash compensation deferrals, the value of the cash compensation is credited as “Phantom Shares.” “Phantom Shares” have a value equal to the market value from time to time of the Company’s Class A common stock, without par value. The number of Phantom Shares credited to a participant’s account is based on the dollar amount of deferral, divided by the then current per share value of the Company’s Class A common stock, without par value. Restricted stock related to deferred receipt of restricted stock awards is held in a so-called “rabbi” trust established by the Company. Dividends paid on shares of restricted stock are contributed to the rabbi trust and are paid from the rabbi trust to the participants and are not accumulated in the rabbi trust.
The participants are fully vested in the value of their account, including investment returns, at all times.
Generally, each participant will receive his or her account value as retirement benefits under the Plan upon termination from Board membership as an annual benefit payable in monthly, quarterly or annual installments over ten years, as elected, and all restricted stock deferrals are distributed by one or more stock certificates in a single distribution. However participants may elect to receive:

•
Cash compensation deferrals (credited as Phantom Shares) in a single lump sum payment or annual installments over a period of five years or ten years or two payments on fixed dates, upon the earlier of termination of Board membership for any reason or a fixed date.

•
Restricted stock deferrals upon termination of Board membership for any reason or a fixed date that is at least three years after the date of the restricted stock award, or the earlier of a fixed date that is at least three years after the date of the restricted stock award and termination of Board membership for any reason.

Executive Officers of the Company
The following information relates to executive officers of the Company (elected annually):

Name	Age (1)	Positions and Offices	Year first became executive officer
Peter G. Watson	60	President and Chief Executive Officer	2011
Lawrence A. Hilsheimer	59	Executive Vice President and Chief Financial Officer	2014
Gary R. Martz	58	Executive Vice President, General Counsel and Secretary	2002
Michael Cronin	59	Senior Vice President and Group President, RIPS EMEA and APAC	2015
DeeAnne Marlow	51	Senior Vice President, Human Resources	2015
Timothy L. Bergwall	52	Vice President and Division President, Paper Packaging & Services and Soterra LLC	2014
Hari K. Kumar	54	Vice President and Division President, Flexible Products & Services	2016
Ole G. Rosgaard	53	Vice President and Division President, RIPS Americas	2015
Douglas W. Lingrel	52	Vice President and Chief Administrative Officer	2010
David C. Lloyd	47	Vice President, Corporate Financial Controller and Treasurer	2014
Christopher E. Luffler	41	Vice President, Business Managerial Controller	2014

(1)	As of February 28, 2017, the date for the 2017 Annual Meeting of Stockholders of the Company.

Peter G. Watson has served as President and Chief Executive Officer since November 2015. From January 2014 to October 2015, Mr. Watson served as Chief Operating Officer. From September 2012 until December 2013, Mr. Watson served as Vice President and Group President, Paper Packaging & Services, Global Sourcing and Supply Chain and Greif Business System. From May 2013 until May 2015, Mr. Watson also served as President of Soterra LLC, which operates the Company’s Land Management business segment. From January 2010 to September 2012, he served as Vice President and Division President, Paper Packaging & Services. Prior to January 2010 and for more than five years, Mr. Watson served as President of CorrChoice (a division of the Company).
Lawrence A. Hilsheimer has served as Executive Vice President and Chief Financial Officer since May 2014. From April 2013 to April 2014, Mr. Hilsheimer was executive vice president and chief financial officer of The Scotts Miracle-Gro Company. From August 2012 to March 2013, Mr. Hilsheimer was the president and chief operating officer of Nationwide Retirement Plans, a division of Nationwide Mutual Insurance Company. From January 2010 to July 2012, Mr. Hilsheimer was the president and chief operating officer of Nationwide Direct & Customer Solutions, also a division of Nationwide Mutual Insurance Company. For the two years prior to that time, he was executive vice president and chief financial officer of Nationwide Mutual Insurance Company. Prior to joining Nationwide, he was vice chairman and regional managing partner for Deloitte & Touche USA, LLP, which included serving on the board of directors of the Deloitte Foundation.
Gary R. Martz has served as Executive Vice President since June 2010 (and prior to that as Senior Vice President) and as General Counsel and Secretary since joining the Company in 2002. From March 2014 until May 2014, Mr. Martz also served as Chief Administrative Officer. Since May 2014, Mr. Martz has assumed responsibility for the management of the Company’s global real estate services department. From June 2005 until May 2013, Mr. Martz served as President of Soterra LLC. Prior to 2002, he was a partner in the law firm of Baker & Hostetler LLP.
Michael Cronin has served as Senior Vice President and Group President, Rigid Industrial Packaging & Services (RIPS)—EMEA since joining the Company in May 2015. In January 2016, he assumed additional responsibility for RIPS—APAC, Greif Packaging Accessories and Global Key Accounts. From February 2013 to February 2014, Mr. Cronin was chief executive officer of Coveris Packaging, a global manufacturer and distributor of packaging solutions and coated film technologies. From March 2010 to August 2012, Mr. Cronin was the president of the packaging division of SCA Hygiene Products, a Swedish consumer goods company and pulp and paper manufacturer. From January 2003 to January 2010, Mr. Cronin was the president of the European packaging division of Rio Tinto Alcan, a global mining company.

DeeAnne Marlow has served as Senior Vice President, Human Resources since joining the Company in May 2015. Prior to that time, and for more than five years, she was executive director, human resources at Cummins Inc., a U.S. Fortune 500 corporation that designs, manufactures and distributes engines, filtration and power generation products.
Timothy L. Bergwall has served as Vice President and Division President, Paper Packaging & Services since January 2014. Since May 2015, Mr. Bergwall has also served as President of Soterra LLC, which operates the Company’s Land Management business segment. Prior to that time and for more than five years, Mr. Bergwall served as Vice President, Containerboard Mills.

Hari Kumar has served as Vice President and Division President, Flexible Products & Services since May 2016. From October 2015 to May 2016, Mr. Kumar served as Vice President, Transformation and Greif Business System. From November 2014 until October 2015, Mr. Kumar served as Vice President, Portfolio Optimization. From January 2012 until November 2014, Mr. Kumar served as a Vice President of Flexible Products & Services with responsibility over the Asia Pacific region.
Ole Rosgaard has served as Vice President and Division President, RIPS—North America since August 2015. In January 2016, he assumed additional responsibility for RIPS—Latin America and Container Life Cycle Management LLC, a joint venture which operates the Company’s North American reconditioning business. Prior to joining the Company, and for more than five years, he served in various roles of increasing responsibility with Icopal a/s, a designer, manufacturer and installer of high end roofing solutions, including managing director in Denmark, group managing director/chief executive officer of the West European Region and group managing director/chief executive officer of the Central European Region.
Douglas W. Lingrel has served as Vice President and Chief Administrative Officer since June 2016. From February 2009 to June 2016, Mr. Lingrel served as Chief Information Officer. From 2005 to 2009, Mr. Lingrel served as Vice President, Global Supply Chain Process and Administration.
David C. Lloyd has served as Vice President and Corporate Financial Controller since joining the Company in April 2014, and in that capacity, Mr. Lloyd is the Chief Accounting Officer of the Company. In March 2016, David also assumed the role of Treasurer. Prior to that time, and for more than five years, he was a partner with PricewaterhouseCoopers LLP, a certified public accounting firm.
Christopher E. Luffler has served as Vice President and Business Managerial Controller since April 2014. From January 2013 to April 2014, Mr. Luffler served as the Assistant Corporate Controller. From January 2012 to December 2012, Mr. Luffler assisted with the implementation and deployment of the Scalable Business Platform. From November 2009 to December 2011, he served as the Director of Financial Reporting. Prior to that time, and for more than five years, he was an accountant with Ernst & Young, LLP, a certified public accounting firm.

Stock Holdings of Certain Owners and Management

The following table sets forth the number of shares of each class of Greif securities beneficially owned, as of December 30, 2016, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of the Company’s Class B Common Stock, the Company’s only class of voting securities, (ii) each of the nominees for director, (iii) the executive officers listed in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all nominees, Named Executive Officers, and other executive officers as a group. Unless otherwise indicated, all persons named below can be reached at c/o Gary R. Martz, Executive Vice President and Corporate Secretary, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015.

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
Vicki L. Avril	Class A	26,276	(3)	*
Michael Cronin		-
Patricia M. Dempsey 12781 NE 72nd Boulevard, Lady Lake, FL 32162	Class B	3,050,502	(4)(5)	13.9%
Shannon J. Diener 65 East State Street, Suite 2100, Columbus, OH 43215	Class B	3,208,886	(4)(6)	14.6%
Bruce A. Edwards	Class A Class B	33,276 2,000	(3)	* *
Mark A. Emkes	Class A	22,766	(3)	*
John F. Finn	Class A	21,766	(3)	*
Michael J. Gasser	Class A Class B	168,874 23,796	(3)	* *
Daniel J. Gunsett	Class A Class B	20,737 4,000	(3)	* *
Lawrence A. Hilsheimer	Class A Class B	55,272 20,261	(7)	* *
Judith D. Hook 65 East State Street, Suite 2100, Columbus, OH 43215	Class A Class B	33,125 2,782,547	(3)(8) (9)	* 12.6%
Gary R. Martz	Class A Class B	36,313 600		* *
Mary T. McAlpin 65 East State Street, Suite 2100, Columbus, OH 43215	Class B	3,346,678	(4)(10)	15.2%
John W. McNamara	Class A Class B	16,737 329,088	(3)(11) (12)	* 1.5%
Patrick J. Norton	Class A	54,276	(3)	*
Virginia D. Ragan 65 East State Street, Suite 2100, Columbus, OH 43215	Class B	3,673,662	(4)(13)	16.7%
Ole G. Rosgaard		-
Peter G. Watson	Class A	24,641		*
Nob Hill Trust c/o Shannon Diener 65 East State Street, Suite 2100, Columbus, OH 43215	Class B	2,127,026	(4)(14)	9.6%
All directors and executive officers as a group (20 persons)	Class A Class B	534,905 3,162,292	(3)	2.07% 14.37%
(1)    A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner (and their spouses, if applicable).
(2)    * indicates less than 1 percent.
(3)     This table includes restricted shares of Class A Common Stock that have been awarded to directors under the Company’s 2005 Outside Directors Equity Award Plan, including shares the receipt of which has been deferred at the director’s election under the terms of the Directors Deferred Compensation Plan. If deferral is elected, shares are issued to the trustee of a rabbi trust established in connection with the Directors Deferred Compensation Plan. The total number of shares of Class A Common Stock held in the rabbi trust for the benefit of each director as of December 30, 2017, was as follows: Ms. Avril—19,150 shares; Mr. Edwards—20,570 shares; Mr. Emkes—13,035 shares; Mr. Finn—19,766 shares; Mr. Gasser—11,765 shares; Mr. Gunsett—10,006 shares; Ms. Hook—10,006 shares; Mr. McNamara—16,737 shares; and Mr. Norton—22,276 shares. See also “Director Compensation for Fiscal 2016 – Director Participation in Directors Deferred Compensation Plan.”
(4)    Only Class B Common Stock (voting stock) was reported for these stockholders.

(5)    All shares held by Ms. Dempsey as trustee under her revocable trust and a family trust.
(6)    All shares held by Ms. Diener as trustee for family trusts or as custodian for a minor.
(7)    Includes 5,000 restricted shares of Class A Common Stock awarded to Mr. Hilsheimer as a component of his hiring compensation package that have not vested under the terms of the restricted stock award.
(8)    Includes shares of Class A Common Stock held by Ms. Hook (A) as trustee under her revocable trust, and (B) which have been awarded to Ms. Hook under the Company’s 2005 Outside Directors Equity Award Plan and receipt has been deferred as set forth in footnote (3) of this table.
(9)    All shares held by Ms. Hook as trustee under her revocable trust and a family trust.
(10)    All shares held by Ms. McAlpin as trustee under her revocable trust and a family trust.
(11)    Includes shares of Class A Common Stock which have been awarded to Mr. McNamara under the Company’s 2005 Outside Directors Equity Award Plan and receipt has been deferred as set forth in footnote (3) of this table. Does not include shares held by Virginia D. Ragan, who is Mr. McNamara’s mother. Mr. McNamara disclaims beneficial ownership of all shares of Class A Common Stock held by Ms. Ragan.
(12)    All shares (other than 1,000) held by Mr. McNamara as trustee of a family trust and a voting trust. Does not include shares held by Virginia D. Ragan, who is Mr. McNamara’s mother. Mr. McNamara disclaims beneficial ownership of all shares of Class B Common Stock held by Ms. Ragan.
(13)    Includes shares held by Ms. Ragan as trustee under her revocable trust and a family trust. Also includes shares held by a charitable foundation (525,140 shares) of which Ms. Ragan is the president. Does not include shares held by John W. McNamara, a director of the Company, who is Ms. Ragan’s son. Ms. Ragan disclaims beneficial ownership of the shares held by Mr. McNamara.
(14)    Includes 1,500,000 shares that have been pledged as security for a loan.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons owning more than 10% of a registered class of the Company’s equity securities, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2016 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with by such persons except as follows: Chris Luffler, an executive officer of the Company, had a Form 4 filing reporting a single transaction not reported on a timely basis.

Compensation Committee Interlocks and Insider Participation
Daniel J. Gunsett, Mark A. Emkes, Michael J. Gasser, Judith D. Hook, and Patrick J. Norton served as members of the Company’s Compensation Committee for fiscal 2016. During fiscal 2016, the Company retained the law firm of Baker & Hostetler LLP to perform certain legal services on its behalf, and it anticipates retaining such firm in fiscal 2017. Mr. Gunsett is a partner of Baker & Hostetler LLP. The Board has determined that Mr. Gunsett and the other members of the Company’s Compensation Committee met all of the applicable standards of independence for compensation committee members.
No executive officer of the Company served during fiscal 2016 as a member of a compensation committee or as a director of any entity of which any of the Company’s directors served as an executive officer.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis below with the Company’s management and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for fiscal 2016 (the “2016 Form 10-K”).
Submitted by the Compensation Committee of the Board of Directors.

Daniel J. Gunsett, Committee Chairperson Mark A. Emkes Michael J. Gasser Judith D. Hook Patrick J. Norton

COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this Compensation Discussion and Analysis section is to discuss and analyze the objectives and implementation of our executive compensation programs with respect to the Named Executive Officers. This analysis should be read in conjunction with the compensation related tables that immediately follow this discussion and analysis, as well as with our 2016 Form 10-K. This discussion and analysis was prepared in cooperation with the Company’s Compensation Committee, the members of which have reviewed and conferred with the Company’s management regarding this discussion and analysis.
Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for our Named Executive Officers for fiscal 2016:

•	Peter G. Watson, President and Chief Executive Officer

•	Lawrence A. Hilsheimer, Executive Vice President and Chief Financial Officer

•	Gary R. Martz, Executive Vice President, General Counsel and Secretary

•	Michael Cronin, Senior Vice President and Group President, RIPS – EMEA and APAC

•	Ole G. Rosgaard, Vice President and Division President, RIPS Americas

The Compensation Committee of the Board of Directors consists of Daniel J. Gunsett (Chairperson), Mark A. Emkes, Michael J. Gasser, Judith D. Hook and Patrick J. Norton, each of whom is an independent director under applicable NYSE listing standards.
Our executive compensation program, similar to our non-executive compensation programs, is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and drive stockholder value. Our total compensation program for the Named Executive Officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation.

Executive Compensation Governance Practices
To achieve the objectives of our executive compensation program and emphasize pay-for-performance principles, the Compensation Committee has continued to employ strong governance practices, including:

We Do	We Don’t Do
✓ Base a majority of total compensation on performance and retention incentives	✗ Repricing of options without stockholder approval
✓ Set annual and long-term incentive targets based on objective performance measures	✗ Hedging transactions or short sales by executive officers or directors
✓ Mitigate undue risk associated with compensation by using caps on potential incentive payments and different performance targets	✗ Significant perquisites
✓ Require executive officers and non-employee directors to hold Greif stock through published stock ownership guidelines	✗ Tax gross-ups for perquisites
✓ Require executive officers and directors to obtain pre-approval to pledge Greif stock	✗ Employment contracts

Executive Compensation Highlights
The total compensation for each of the Named Executive Officers is shown in the Summary Compensation Table on page 34. While we describe executive compensation in greater detail throughout this Compensation Discussion and Analysis, certain actions the Committee has taken are highlighted below:

•
Base Salary. For calendar year 2016, Mr. Watson’s base salary was increased from $560,000 to $900,000 reflecting his role change from Chief Operating Officer to President and Chief Executive Officer and the base salaries of Messrs. Hilsheimer and Martz were each increased by 4%, respectively, half of which was paid in the form of a lump sum and which will not be counted as base salary for the purpose of future salary increases. For calendar year 2017, the base salary for each Named Executive Officer increased as follows: Mr. Watson (8.9%), Mr. Hilsheimer (3.5%), Mr. Martz (2.9%), Mr. Cronin (2.6%) and Mr. Rosgaard (10%).

•
Short Term Incentive Plan. For fiscal 2016, target award percentages were increased for Mr. Watson (70% to 100%), Mr. Cronin (30% to 65%) and Mr. Rosgaard (50% to 60%). Based on financial performance goals set by the Committee in December 2015 and actual performance results, each Named Executive Officer's bonus for fiscal 2016 was paid out at 142.6% of target, except for Mr. Cronin and Mr. Rosgaard whose bonuses of 170.3% and 165.4% of target, respectively, are partially based upon the RONA for their respective business units. For fiscal 2017, target award percentages were increased for Mr. Watson (100% to 110%), Mr. Hilsheimer (75% to 80%) and Mr. Rosgaard (60% to 65%).

•
Long-Term Incentive Plan. Target award percentages for the 2016 to 2018 performance period were increased for Mr. Watson (225% to 300%), Mr. Hilsheimer (190% to 200%), Mr. Cronin (80% to 125%) and Mr. Rossgard (100% to 115%). Based on long-term financial performance goals set by the Committee in December 2013 and actual performance results, Mr. Watson and Mr. Martz each received a payout for the fiscal 2014 to 2016 performance period of 34.08% of target and Mr. Hilsheimer and Mr. Cronin each received a payout of 35% of target. Mr. Cronin’s award was prorated based upon the number of days he was employed by the Company during the performance period. Mr. Rosgaard did not participate in the LTIP during the 2014 to 2016 performance period. Target award percentages for the 2017 to 2019 performance period were increased for Mr. Watson (300% to 310%) and Mr. Rossgard (115% to 125%).

•	Peer Group. No changes were made to the peer group for fiscal 2017.

Compensation Committee
During fiscal 2016, the Compensation Committee members were Daniel J. Gunsett—chairperson, Mark A. Emkes, Michael J. Gasser, Judith D. Hook and Patrick J. Norton. The Compensation Committee’s responsibilities include, among other matters, the following:

•
reviewing and approving the compensation of the CEO and the Company’s other Named Executive Officers to ensure that their compensation is consistent with the Company’s compensation policies and philosophies and does not encourage officers to take unnecessary and excessive risks;

•	reviewing, approving and overseeing the administration of the Company’s equity-based compensation plans;

•
reviewing and discussing with management and, based upon this review and discussion, recommending to the Board of Directors whether the Compensation Discussion and Analysis be included in the Company’s Proxy Statement; and

•	reviewing and approving compensation programs limited to executive officers and other key employees.
See “Compensation Discussion and Analysis – Compensation Policies and Philosophies – CEO’s Role in Executive Compensation Determinations” for the CEO’s role in determining the amounts or forms of executive compensation.
The Compensation Committee also has a Special Subcommittee on Incentive Compensation (the “Special Subcommittee”) that administers the Company’s annual cash incentive bonus plan (the “Short Term Incentive Plan” or “STIP”) and its long term incentive plan (the “Long Term Incentive Plan” or “LTIP”). The members of the Special Subcommittee are Patrick J. Norton — chairperson, Mark A. Emkes and Judith D. Hook. The STIP and the LTIP, which have received stockholder approval, are intended to provide participants with incentive compensation that is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code (the “Code”). All of the members of the Special Subcommittee are “outside directors” as that term is defined in Section 162(m) of the Code.
The Special Subcommittee’s responsibilities for the STIP and the LTIP include, among other matters, the following:

•	selecting participants from among the Company’s executive officers and key employees;

•
at the beginning of a performance period, establishing the performance goals to be achieved and the target amount of the awards to be earned by participants based upon the level of achievement of such performance goals; and

•	after the end of the performance period, certifying the extent to which the performance goals have been achieved and determining the amount of the awards that are payable to participants.
See “Elements of Our Compensation Program — Short Term Incentive Plan,” and “— Long Term Incentive Plan” below for a more detailed discussion of these plans.
The Compensation Committee also uses an outside compensation consultant, Willis Towers Watson, to provide it with peer group and market information. See “Peer Group Review” below. Willis Towers Watson also provides other services to the Company. In determining whether Willis Towers Watson has a conflict of interest that would influence its advice to the Compensation Committee, the Compensation Committee considered, among other things, the six factors set forth in the applicable SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, namely: the other services provided by Willis Towers Watson to the Company; the amount of fees payable by the Company to Willis Towers Watson as a percentage of that firm’s total revenues; the policies and procedures maintained by Willis Towers Watson to prevent or mitigate potential conflicts of interest; any business or personal relationship between any member of Willis Towers Watson’s executive compensation team serving the Company and any member of the Compensation Committee; any stock of the Company owned by any member of Willis Towers Watson’s executive compensation team serving the Company; and any business or personal relationship between any member of Willis Towers Watson’s executive compensation team serving the Company and any executive officer of the Company. The Compensation Committee reviewed information provided by Willis Towers Watson addressing each of these factors. These SEC regulations retain the principle that the Compensation Committee should have the final say in determining the independence and objectivity of its advisors. No single factor was considered by the Compensation Committee as more important than any other factor or automatically disqualified Willis Towers Watson from being independent. After completing its review, the Compensation Committee determined that Willis Towers Watson does not have a conflict of interest that would influence its advice to the Compensation Committee.

The charter for the Compensation Committee is available on the Company’s website located at www.greif.com under “Investors—Corporate Governance—Governance Documents.” All of the members of the Compensation Committee are independent directors as defined in the NYSE listing standards and meet the categorical standards of independence adopted by the Board. Furthermore, the Board has determined that, after considering all factors specifically relevant to determining whether a member of the Company’s Compensation Committee has a relationship to the Company that is material to his or her ability to be independent from management in connection with the duties of a Compensation Committee member, all of the members of the Company’s Compensation Committee are independent under the compensation committee independence tests of the NYSE. See “Corporate Governance—Director Independence” above. The Compensation Committee and the Special Subcommittee have the authority to hire their own attorneys, compensation consultants and other advisors.

Compensation Policies and Philosophies
The Company’s compensation policies and philosophies are designed to align compensation with business objectives, performance and stockholder value, while enabling the Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Company. As a manufacturer of industrial packaging products, the Company recruits and hires executives from other major manufacturing companies and Fortune 500 companies, and thus we believe our executive compensation program must be competitive in order to attract and retain our executives, including each of the Named Executive Officers. The Company attempts to achieve its policies and philosophies by establishing performance objectives for its executive officers and by linking compensation to financial performance goals, which may include, but are not limited to, targets for earnings before interest, tax and depreciation, depletion and amortization and return on net assets.
The Compensation Committee further believes that a portion of each executive’s compensation should be linked to the Company’s short-term and long-term performance. In that regard, the Company has the STIP, an annual cash incentive bonus plan that links the annual payment of cash bonuses to the achievement of targeted financial performance goals. See “Elements of Our Compensation Program — Short Term Incentive Plan.” The Company also has the LTIP that links the long-term payment of bonuses to the achievement of targeted financial performance goals. See “Elements of Our Compensation Program — Long Term Incentive Plan.” The LTIP aligns stockholder value with compensation by providing for a portion of the payouts in restricted shares, as well as cash. The LTIP is also intended to facilitate compliance with the Company’s stock ownership guidelines. See “Elements of Our Compensation Program — Stock Ownership Guidelines” below.
In determining the award levels for each of the elements in our total compensation program, our philosophy is to "pay for performance." As a result, we place relatively greater emphasis on the variable components of compensation (STIP and LTIP) to align the interests of our executives with stockholders, and motivate them to drive stockholder value. This is balanced with retention incentives provided by base salary and, in certain limited cases, restricted stock awards. The Company looks to the experience and judgment of the Compensation Committee to determine what it believes to be the appropriate target compensation mix for each Named Executive Officer. The Company does not apply fixed ratios or formulas, or rely on market data or quantitative measures. As shown in the charts below, incentive components accounted for 80% of the CEO's target compensation and approximately 69% of the other Named Executive Officers' average target compensation in fiscal 2016.

Base Salary
Short Term Incentive Plan
Long-Term Incentive Plan (50% cash/50% restricted stock)
During 2016, management of the Company, with the assistance of Willis Towers Watson, performed an assessment of the risks associated with the Company’s incentive plans and determined that such plans are not reasonably likely to have a material adverse effect on the Company.
Peer Group Review.
The Compensation Committee periodically, but at least annually, reviews comparable positions in the market to confirm that the compensation paid to the Company’s Named Executive Officers remains competitive. For fiscal 2016, the Compensation Committee engaged Willis Towers Watson to provide it with peer group and market information to enable the Compensation Committee to confirm that the Company’s executive compensation was competitive and commensurate with the executive officers’ responsibilities and to provide advice on market trends in executive compensation practices. The information provided by Willis Towers Watson is used by the Compensation Committee and the Special Subcommittee to provide context for their decision making process and is not used to determine or recommend the amount or form of compensation paid to our executive officers, including our Named Executive Officers. Willis Towers Watson did not at any time determine or recommend the amount or form of compensation paid to our executive officers, including our Named Executive Officers.

The companies in the peer group were selected by the Compensation Committee based on the nature, composition, geographic scope, complexity and key financial data of potential peer companies in the packaging, paper, manufacturing and industrial businesses. The Compensation Committee reviews the peer group compensation in comparison with the Company’s Named Executive Officer compensation levels. The Compensation Committee does not establish targets or benchmarks in assessing peer data in comparison with the Company’s executive compensation, but rather uses peer and other market data to confirm that the Company’s compensation awards are comparable and competitive with peer and market data. At the beginning of fiscal 2016, the Company’s peer group consisted of the following companies:

Aptargroup, Inc.	Lennox International Inc.
Armstrong World Industries, Inc.	Nortek Inc.
Avery Dennison Corporation	Owens Corning
Ball Corporation	Owens-Illinois, Inc.
Berry Plastics Group, Inc.	Packaging Corporation of America
Bemis Company Inc.	Sealed Air Corporation
Boise Cascade Company	Silgan Holdings, Inc.
Crown Holdings, Inc.	Sonoco Products Company
Graphic Packaging Holding Company	Universal Forest Products Inc.
Griffon Corporation	USG Corporation
KapStone Paper and Packaging Corporation	Valmont Industries, Inc.
In August 2016, the Compensation Committee conducted its regular periodic review of the Company’s peer group. In reviewing the factors described above, it was determined that for fiscal 2017, the peer group would remain the same.
CEO’s Role in Executive Compensation Determinations.
Our CEO reviews the performance of each Named Executive Officer (other than himself) on an annual basis. After completing his performance review, the CEO makes recommendations to the Compensation Committee on the amount of each such Named Executive Officer’s base salary for the upcoming calendar year and on award opportunities with respect to the STIP for the upcoming fiscal year and the LTIP for the prospective three-year performance period. The CEO makes his recommendations based on his subjective review of pre-established categories of executive performance for each Named Executive Officer, as approved by the Compensation Committee and as discussed under “2016 Performance Reviews of the Chief Executive Officer and Other Named Executive Officers” below. The Compensation Committee establishes base salaries for the Named Executive Officers after reviewing and discussing the CEO’s recommendations with him, and the Special Subcommittee, which administers the STIP and the LTIP, establishes award opportunity levels under those plans.

Elements of Our Compensation Program
As noted in the Executive Summary, our executive compensation program is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and drive stockholder value. Our total compensation program for the Named Executive Officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation. During fiscal 2016, the key elements of the Company’s compensation package were:

•	Base salary

•	Annual performance-based incentive cash bonus under our STIP

•	A combination of cash and restricted stock awards under our LTIP

•	Retirement benefits under various Company sponsored pension plans

•	Deferred cash awards under a deferred compensation plan and a supplemental executive retirement plan (the “SERP”) or defined contribution supplemental executive retirement plan (the “DC SERP”).

The Company also offers annual physical health exams as a perquisite and other benefits to its Named Executive Officers, such as a 401(k) plan available to all U.S. employees that provides eligible participants with a variety of investment choices, including a Company stock fund. One of our Named Executive Officers is based in Europe where other perquisites are typically offered. See “— Perquisites” below and Footnote (5) to the “Summary Compensation Table.”
The Compensation Committee uses tally sheets for the CEO and each of the other Named Executive Officers to review total compensation and each of the elements of compensation. These tally sheets typically contain the following information: current base salary; STIP payments for the preceding two fiscal years, and the anticipated payment for the fiscal year just ended; LTIP payments for the preceding two fiscal years, and the anticipated payment to be made for the three-year period just ended; the current value of the SERP or the DC SERP, as applicable; and the value of the Company’s perquisites (discussed below). Tally sheets are used by the Compensation Committee to ensure that it has access to a comprehensive summary of each Named Executive Officer’s total compensation, or potential total compensation, as the Compensation Committee makes compensation decisions for the next calendar year. The Compensation Committee’s final determinations regarding one element of compensation are independent of the other elements of compensation and do not affect decisions regarding those other elements of compensation, other than to the extent that awards under the STIP and the LTIP are calculated by using a percentage of base salary. Further, the base salaries are also compared to the compensation levels of other executive officers having equivalent responsibility within the Company for internal fairness purposes.

Base Salary
The Committee generally reviews base salaries of the Named Executive Officers annually at a meeting in December, with salary adjustments becoming effective for the first pay period in January. For the 2016 calendar year, the base salary for each Named Executive Officer was based upon the scope of his responsibilities and an assessment of his contributions towards the Company’s success. In addition, each Named Executive Officer’s base salary was impacted by his performance during the prior twelve-month period against the criteria described below in “2016 Performance Reviews of Chief Executive Officer and Other Named Executive Officers,” as reviewed by the Compensation Committee and recommended by the CEO (for each Named Executive Officer other than himself). The base salaries were also compared to the compensation levels of other executive officers having equivalent responsibility at the peer group companies to confirm that the base salaries were competitive with the market, as well as to compensation levels of other executive officers at the Company for internal fairness purposes.
In making his base salary recommendations for calendar year 2017, Mr. Watson noted the following factors for the performance of each of the Named Executive Officers during the prior calendar year:

•
for Mr. Hilsheimer, his focused leadership on achieving the Company's transformation objectives including improvements in working capital and free cash flow and on continuing to improve the Company's internal control environment and the successful refinancing of the Company's senior credit facility;

•
for Mr. Martz, his leadership of the legal and the global real estate services departments to achieve the Company's transformation objectives as well as astute legal advice and counsel related to operational consolidations, divestitures and real estate transactions;

•
for Mr. Cronin, his leadership in achieving the Company's transformation objectives, the restructuring of management and supply chain in the Rigid Industrial Packaging & Services (RIPS) EMEA business unit and the organizational improvements in the servicing of global key accounts; and

•
for Mr. Rosgaard, his leadership and guidance in achieving significant organizational improvement and performance improvement in the RIPS North America business unit and in restructuring plant operations in the RIPS Latin America business unit.

In December 2016, the Compensation Committee approved the following base salary changes for the Named Executive Officers for calendar year 2017:

Named Executive Officer	2016 Base Salary(1)	2017 Base Salary	Percentage Change
Mr. Watson	$900,000	$980,100	8.9%
Mr. Hilsheimer	$663,000	$686,205	3.5%
Mr. Martz	$556,920	$573,071	2.9%
Mr. Cronin(2)	$511,223	$524,515	2.6%
Mr. Rosgaard	$364,000	$400,400	10.0%
(1) Amounts for Mssrs. Hilsheimer and Martz do not include $13,000 and $10,920, respectively, that represent portions of base salary that were paid as a lump sum in fiscal 2016 and not considered for future base salary increases.
(2) Mr. Cronin’s compensation is paid in Euros and has been converted to U.S. Dollars using an exchange rate of 1.1094.

Short Term Incentive Plan
The STIP is intended to provide short-term incentive compensation to participants that, consistent with our compensation objectives, is linked to the profitability of the Company’s businesses during each fiscal year. Compensation paid under the STIP is not intended to be subject to the deduction limitation rules prescribed under Section 162(m) of the Code. See “— Tax Considerations Affecting Compensation Decisions” below.
The Special Subcommittee administers the STIP. Among other matters, the Special Subcommittee approves participants for the STIP from among the Company’s executive employees and determines the performance goals, target amounts, award opportunities and other terms and conditions of awards under the STIP. Awards under the STIP consist of cash amounts payable upon the achievement, during a specified performance period, of specified objective performance goals. At the beginning of a performance period for a given award, the Special Subcommittee establishes the performance goals, award opportunity and the target amount of the award which will be earned by the Named Executive Officers if the performance goals are achieved in full, together with any lesser or greater amount that will be earned if the performance goals are only partially achieved or exceeded. After the end of the performance period, the Special Subcommittee certifies the extent to which the performance goals are achieved and determines the amount of the award that is payable.

Consistent with prior years, the STIP’s fiscal 2016 financial performance goals were based, and its fiscal 2017 financial performance measures are based, upon the achievement of targeted measures of return on net assets (“RONA”), subject to such adjustments that the Special Subcommittee determines to be necessary to reflect accurately the RONA of the Company and/or one or more operating groups of the Company on the award date. The Special Subcommittee originally chose RONA as the measure for the STIP because it believed this metric to be the best measure of current profitability supporting growth. For fiscal years 2014, 2015 and 2016, the targeted measure of RONA for all Named Executive Officers was based on corporate performance (“Corporate RONA”), except with respect to Messrs. Cronin and Rosgaard. Their awards were based 50% on Corporate RONA and 50% on the RONA of their respective business units, Rigid Industrial Packaging & Services Europe, Middle East and Africa and Asia Pacific regions (“RIPS-EMEA/APAC RONA”) and Rigid Industrial Packaging & Services Americas (“RIPS-AMERICAS RONA”).

No incentive bonus is paid if the RONA calculation is below the threshold established for that specific performance period. No additional incentive bonus is paid beyond the established applicable maximum RONA calculation for each performance period. Under the STIP, the maximum payment that could be paid to any participant during any twelve-month period is $2.0 million, subject to the approval of Proposal 2 to this proxy statement which would increase this number to $3.0 million. The Special Subcommittee establishes the threshold number as being realistic and the maximum as being aggressive for each performance period.

The Special Subcommittee may establish a range of performance goals which correspond to, and will entitle participants to receive, various levels of awards based on percentage multiples of the “target incentive award,” which is the incentive compensation amount to be paid to participants when the performance criteria designated as the “100% award level” is met. The Special Subcommittee establishes the target incentive award for each participant based on a percentage of that participant’s average base salary (exclusive of any bonus and other benefits) during the performance period. Under the STIP, each range of performance goals may include levels of performance above and below the 100% performance level, ranging from a minimum of 0% to a maximum of 200% of the target incentive award. The Special Subcommittee may also establish a minimum level of performance goal achievement below which no awards are paid to any participant.

In December 2015, the Special Subcommittee established performance goals for the fiscal 2016 STIP. The table below summarizes the fiscal 2016 STIP performance goals established by the Special Subcommittee. For fiscal 2016, Greif achieved a Corporate RONA of 13.94%. As a result, STIP awards for Messrs. Watson, Hilsheimer and Martz were paid out at 142.6% of the target award, the STIP award for Mr. Cronin was 170.3% of his target award, and the STIP award for Mr. Rosgaard was 165.4% of his target award after taking into account the RIPS-EMEA/APAC RONA for Mr. Cronin and the RIPS-AMERICAS RONA for Mr. Rosgaard. See “Executive Compensation - Summary Compensation Table” for the amount of the award to the Named Executive Officers under the STIP for fiscal 2016.

Fiscal 2016 STIP Performance	Threshold Performance	Threshold % Payout	Target Performance	Target % Payout	Maximum Performance	Maximum % Payout	Actual Performance	Actual % Payout
Corp RONA(1)	11.49%	50%	13.21%	100%	14.93%	200%	13.94%	142.6% (1)
(1) Prorated for performance between payout levels.

Each year the Committee reviews the STIP target awards for each Named Executive Officer based on its judgment of the impact of the position in the Company and what it believes to be competitive against market data while considering internal pay equity for comparable positions. The fiscal 2017 target awards are as follows:

Named Executive Officer	Fiscal 2016 STIP Target Award (% of Base Salary) ($)	Fiscal 2017 STIP Target Award (% of Base Salary) ($)
Mr. Watson	100%	$900,000	110%	$1,078,110
Mr. Hilsheimer	75%	$507,000	80%	$548,964
Mr. Martz	65%	$369,096	65%	$372,496
Mr. Cronin (1)	65%	$332,295	65%	$340,935
Mr. Rosgaard	60%	$218,400	65%	$260,260
(1) Mr. Cronin's compensation is paid in Euros and has been converted to U.S. Dollars using an exchange rate of 1.1094.

The table below summarizes the fiscal 2017 STIP performance goals established by the Special Subcommittee in December 2016 based on its evaluation of our business plan and prospects for the year.

Fiscal 2017 STIP Performance Goals	Threshold Performance	Threshold % Payout	Target Performance	Target % Payout	Maximum Performance	Maximum % Payout
Corp RONA(1)	14.52%	50%	15.97%	100%	17.56%	200% (1)

(1)	Prorated for performance between payout levels.

Long Term Incentive Plan
The LTIP is intended to focus management on the key measures that drive superior performance over the longer-term. Compensation paid under the LTIP is not intended to be subject to the deduction limitation rules prescribed under Section 162(m) of the Code. See “— Tax Considerations Affecting Compensation Decisions” below.
The Special Subcommittee administers the LTIP. Employees of the Company who are designated by the Special Subcommittee as “key employees” are eligible to participate in and receive awards under the LTIP. Specifically, the LTIP is based on three-year performance periods that commence at the start of every fiscal year. At the beginning of each three-year performance period, the Special Subcommittee selects and establishes the award opportunity for each Named Executive Officer based on the Special Subcommittee’s reasoned business judgment and subjective review of, based in part on the recommendation of the CEO, his or her scope of responsibility and historical performance and the performance goals for that three-year performance period which, if met, will entitle the executive to the payment of the incentive compensation award. The award opportunity for the each Named Executive Officer for three-year period performance period that ended in fiscal 2016 was:

Named Executive Officer	LTIP Target Award for 2014-2016 Performance Period (% of Average Base Salary) ($)
Mr. Watson	200%	$1,060,000
Mr. Hilsheimer	170%	$1,105,000
Mr. Martz	160%	$848,000
Mr. Cronin (1)	80%	$199,692
Mr. Rosgaard	-	-

(1)	Based on Mr. Cronin’s start date with the Company, his award during this performance period was prorated to 50% of the award calculation.

For the three-year performance periods ending in fiscal 2014, 2015 and 2016, the performance goals were based on targeted levels of earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”). This measure was chosen because the Special Subcommittee believes it is the one most aligned with current analyses for maximizing stockholder value.
For each performance period, participants are to be paid 50% in cash and 50% in restricted shares of the Company’s Class A and/or Class B Common Stock, as determined by the Special Subcommittee, with the number of restricted shares awarded being based on the average closing price of such restricted shares during the 90 day period preceding the day that the performance criteria for the applicable three-year performance period was established. The Special Subcommittee believes that awarding restricted shares in lieu of cash better aligns the interests of the Named Executive Officers and other key employees with the interests of the Company’s stockholders and facilitates compliance with the stock ownership guidelines by participants. See “Stock Ownership Guidelines” below. All restricted stock issued pursuant to the LTIP is fully vested on the date of issuance, with a restriction on the sale or transfer of the restricted shares within a prescribed time period determined by the Special Subcommittee (typically one year and one day from the date of issuance) that is not impacted in any way upon a change in control of the Company.
The Special Subcommittee may establish a range of performance goals which correspond to, and will entitle participants to receive, various levels of awards based on percentage multiples of the “target incentive award,” which is the incentive compensation amount to be paid to participants when the performance criteria designated as the “100% award level” is met. The Special Subcommittee establishes the target incentive award for each participant based on a percentage of that participant’s average base salary (exclusive of any bonus and other benefits) during the three-year performance period. Under the LTIP, each range of performance goals may include levels of performance above and below the 100% performance level, ranging from a minimum of 0% to a maximum of 200% of the target incentive award. The Special Subcommittee may also establish a minimum level of performance goal achievement below which no awards are paid to any participant. For the three-year performance periods ending in fiscal years 2016, 2017 and 2018, the minimum level of performance goal achievement is 33% of the target award.
The Special Subcommittee established the threshold number as being realistic to achieve and the maximum as being difficult to achieve for this performance period. After the performance goals are established, the Special Subcommittee aligns the achievement of the performance goals with the award opportunities, such that the level of achievement of the pre-established performance goals at the end of the performance period determines the “final awards” (i.e., the actual incentive compensation earned during the performance period by the participant).
For fiscal 2016, Named Executive Officers were eligible to receive LTIP award payouts based on performance targets set in December 2013 covering the fiscal 2014-2016 performance period. In December 2016, the Special Subcommittee determined a payout of 35% under these awards was earned based on the adjusted EBITDA for the performance period shown in the table below. However, due to an accounting change in the Paper Packaging & Services business segment during fiscal 2015 an adjustment was made for those Named Executive Officers who were participants in the LTIP for the performance period ending in 2010. As a result, Messrs. Watson’s and Martz’s awards were paid out at 34.08% of the target award. See “Executive Compensation - Summary Compensation Table” for the amount of the award to the Named Executive Officers under the LTIP for fiscal 2016.

2014-2016 LTIP Performance Goals	Threshold Performance	Threshold % Payout	Target Performance	Target % Payout	Maximum Performance	Maximum % Payout	Actual Performance	Actual % Payout
EBITDA	$1,292 million	33%	$1,615 million	100%	$1,938 million	200%	$1,302 million	35.0(1)

(1)	Prorated for performance between payout levels.
Confidentiality - The Company’s EBITDA performance goals, used in the LTIP for each of the three year periods ending in fiscal year 2017, 2018 and 2019, are not included in this Compensation Discussion and Analysis section because the Company believes that disclosure of this information would cause the Company substantial competitive harm. In the rigid industrial packaging and the flexible products segments of the Company’s business, which account for over three-quarters of the Company’s revenues, the Company’s competitors are mostly privately-held companies that generally do not disclose their financial information, executive salaries and other key information to the public. Although the Company provides earnings guidance to investors, the Company attempts to incentivize key employees at levels above and below this guidance at a higher or lower percentage of their annual base salaries and the public disclosure of such levels could create confusion with investors. In addition, the public disclosure of the prospective targets and ranges of EBITDA under the LTIP would cause substantial competitive harm because, among other matters, the Company would be disclosing to its competitors the long-term bonus structure of its Named Executive Officers and other key employees and would be providing competitors with the Company’s anticipated level of earnings for the next three years, which could provide significant insight into the Company’s corporate initiatives and activities, including merger and acquisition activities and other growth plans. Furthermore, because the Company’s significant competitors in the rigid industrial packaging and the flexible products segments do not make similar disclosures, the Company’s detailed disclosure of targeted EBITDA gives a competitive advantage to its competitors.
For purposes of illustration and to provide context to our stockholders regarding the difficulty our Named Executive Officers face in achieving the performance targets under the LTIP, the percent of the target goal achieved for each performance target for each of the three year periods ending in the last three fiscal years is set forth below:

3-Year Performance Period Ending Fiscal Year	EBITDA
	Target Goal Achieved (%)	Target Goal Achievable (%)
2016	35	200
2015	38	200
2014	42	200

Retirement and Deferred Compensation Plans
Pension Plans
The Greif, Inc. Pension Plan (the “Pension Plan”) is a tax-qualified defined benefit plan meeting the requirements of Section 401(a) of the Code. The Pension Plan is designed to provide benefits to those employees hired in the United States prior to November 1, 2007 who have long and continuous service before retirement. Messrs. Watson and Martz are able to participate in the 35% final average earnings benefit structure under the Pension Plan. Messrs. Hilsheimer, Cronin and Rosgaard are not eligible to participate in the Pension Plan, although Mr. Cronin is a participant in other pension plans of the Company for non-U.S. employees. The Pension Plan provides for a monthly benefit for the participant’s lifetime upon reaching the normal retirement age under the Pension Plan, which is 65. The monthly benefit is calculated by multiplying the participant’s annual average compensation (calculated using the five highest years of compensation, capped at Code limits) by 35% and the number of years of service and divided by 12 months. Participants are 100% vested in the Pension Plan once they have been credited with five years of service with the Company. Thus, Messrs. Watson and Martz are each 100% vested in the Pension Plan. Once a participant is 100% vested, the participant will have earned a nonforfeitable right to a benefit under the Pension Plan. Benefits commence at the later of age 65 or five years vested in the Pension Plan. The Pension Plan offers early retirement benefits at age 55 on a reduced basis with a required 15 years of service.
Mr. Cronin participates in a pension plan sponsored by a subsidiary of the Company in the Netherlands. This pension plan provides benefits to Mr. Cronin upon his reaching the normal retirement age under the plans, which is 65. Mr. Cronin is currently vested in the pension plan. Mr. Cronin’s pension plan does not offer early retirement benefits.
Supplemental Executive Retirement Plans
The SERP provides benefits for a select group of executives, including the Named Executive Officers who participate in a Company sponsored pension plan. The benefit from applicable pension plans and the SERP is equal to a target percentage (ranging from 40% to 50% depending on job classification) times the executive’s highest three-year average compensation of the last five years worked by the executive and reduced for less than 20 years of continuous service and for receiving benefits prior to the executive’s normal retirement age. “Compensation” for purposes of the SERP includes base salary and payments under the STIP, and benefits are payable quarterly under the SERP for 15 years. “Normal retirement age” for purposes of the SERP is age 65. Vesting under the SERP requires 10 years of service or the attainment of the normal retirement age with at least five years of service. Mr. Martz is vested in the SERP.
Named Executive Officers who are not eligible to participate in a Company sponsored pension plan, may participate in the DC SERP. Under this plan, each year the Company accrues into an account an amount equal to a specified percentage of the executive’s annual Compensation as his or her future retirement benefit. “Compensation” for purposes of the DC SERP includes base salary and payments under the STIP. This account is also credited annually with interest based on the discount rate used under the Pension Plan. Vesting under the DC SERP requires 10 years of service or the attainment of age 65 with at least five years of service. Vested executives are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years. As of the date of this Proxy Statement, Mr. Hilsheimer is the only Named Executive Officer participating in the DC SERP.
Defined Contribution/401(k) Plan
The Company maintains a tax-qualified defined contribution plan meeting the requirements of Section 401(k) of the Code, commonly called a 401(k) plan, for substantially all of its U.S. employees. The 401(k) plan is available on the same terms to all of our U.S. employees, including our Named Executive Officers who are U.S. employees. Each participant can elect to contribute from 0% to 100% of his or her base salary to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices, including a Company stock fund. Subject to certain limitations, the Company has the option to match a participant’s contributions to the 401(k) plan. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as company-matching contributions is subject to vesting as provided by the 401(k) plan.
Nonqualified Deferred Compensation Plan
The Company has a nonqualified deferred compensation plan for the Company’s executive officers, including the Named Executive Officers, which allows them to defer income into a nonqualified plan. This plan is compliant with the regulations promulgated by the Internal Revenue Service under Section 409A of the Code and provides a vehicle for the executives to defer amounts higher than the IRS limits established for qualified plans. Although the Company has not done so to date, the Company may provide a match on any compensation deferred by the Named Executive Officers equivalent to the match that would have been made in the qualified plan but for such limits on the amount that could be contributed under the qualified plan. The Company may also make discretionary contributions into each officer’s account, but the Company has not done so to date. Base salary, STIP and LTIP payments are all eligible for deferral into this plan. There are no limits on the amounts of compensation eligible for deferral. For example, an executive officer may defer 100% of his or her compensation.

The deferred compensation and Company match (and Company contributions, if any) are deposited into a rabbi trust to protect and segregate the funds. Deferred funds are invested in the same range of investment options as are available in the Company’s qualified 401(k) plan.
Each year each Named Executive Officer makes an election whether or not to participate in the plan and at what level he or she wishes to defer. The executive also chooses the investment fund in which he or she wants the funds to be invested. In addition, the executive chooses the schedule on which these funds are to be distributed to them or their beneficiary upon retirement or death.

Perquisites
In addition to the compensation described above, the Company administers a health and wellness program for its executive officers, including its Named Executive Officers, which includes yearly general physical exams. The Company offers no other perquisites to the Named Executive Officers who work in the United States of America. Mr. Cronin, who is based in Europe, is provided with a car in accordance with customary local practice, a housing allowance and tax preparation services fee reimbursement. See Footnote (5) to the “Summary Compensation Table” for information concerning these perquisites.

Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines for our CEO and for our other executive officers and key employees. These guidelines are designed to better align the interests of our executives with that of our stockholders. In furtherance of the Company’s commitment to sound corporate governance, our CEO and other executive officers and key employees are required to hold shares of Company stock valued at the following multiple of their annual base salary:

Position	Ownership Level
Chief Executive Officer	5X Base Salary
Executive Officers	3X Base Salary
Key Employees	1X Base Salary
Executive officers and key employees have five years after initial participation in the LTIP or the attainment of a position that requires a higher threshold to satisfy compliance with these stock ownership guidelines. Executive officers and other key employee of the Company, including each of the Named Executive Officers, are required to retain 100% of the shares of their restricted stock awards under the LTIP (all of which shares are fully vested upon issuance) until they have satisfied the stock ownership threshold associated with their position. Once in compliance with the stock ownership guidelines associated with their position, executives and key employees will remain in compliance with these guidelines regardless of decreases in the trading price of the Company’s shares, changes to their base salary or immaterial dispositions of shares, until attainment of a position requiring a higher threshold, in which case the five-year compliance period starts again.
The Compensation Committee annually reviews compliance by our executives and key employees with these stock ownership guidelines. The Compensation Committee has determined that each of the Named Executive Officers are in compliance with the foregoing stock ownership guidelines or are within the five-year period for satisfying the stock ownership guidelines associated with their position.

Tax Considerations Affecting Compensation Decisions
Section 162(m) of the Code imposes a limit on the amount of compensation that the Company may deduct in any one year with respect to certain “covered employees,” unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. The STIP and LTIP have both been approved by our stockholders and thus are designed to permit us to receive a federal income tax deduction for the awards made pursuant to these incentive plans. However, we seek to maintain flexibility in compensating our executives, and as a result, our Compensation Committee has not adopted a policy requiring all compensation to be deductible.

In addition, if any of the Company’s “covered employees” average base salary during the three-year performance period under our LTIP exceeds by more than 130% such person’s base salary on the first day of the performance period, then such person’s average base salary for purposes of calculating the final award will be capped at 130% of such person’s base salary on the first day of the performance period.

2016 Performance Reviews of Chief Executive Officer and Other Named Executive Officers
In December 2016, the Compensation Committee reviewed the performance of the Named Executive Officers based upon certain pre-established performance categories approved by the Compensation Committee. The performance categories were determined by the Compensation Committee to be aligned with the Company’s compensation policies and philosophies. These performance categories were also reviewed by Mr. Watson in connection with his recommendations to the Compensation Committee. These categories are as follows:

1.	Financial Performance Results

2.	Strategic Effectiveness and Innovation

3.	Business Management

4.	Talent Management

5.	Personal Effectiveness
The Compensation Committee adds “Board Relations” as an additional performance category for the CEO.
Mr. Watson reviewed the other Named Executive Officers based on the above five categories using three criteria —exceeds expectations, meets expectations and needs improvement, as well as using other subjective assessments of performance, and reported his subjective determinations to the Compensation Committee. No single factor was given specific relative weight by Mr. Watson or the Compensation Committee, but all of the factors were considered in the aggregate in their collective experience and reasoned business judgment. The Compensation Committee and Special Subcommittee considered the proposed adjustments, if any, to the base salary, STIP and LTIP compensation, and award opportunities for those Named Executive Officers and determined they were at appropriate levels in light of the salaries and bonuses of other executive officers in equivalent roles in the Company’s peer group and market data provided by Willis Towers Watson.
In reviewing Mr. Watson’s performance as Chief Executive Officer for fiscal 2016, the Compensation Committee solicited written comments from all members of the Board of Directors based on the above six categories using the following criteria - exceeds expectations; meets expectations; and needs improvement. The Compensation Committee compiled the written comments. In evaluating fiscal 2016 performance of Mr. Watson with respect to each of the categories of his compensation, the Compensation Committee specifically discussed and recognized the following factors of Mr. Watson’s performance during the year:

•	his leadership in guiding the Company to strong progress towards the Transformation goals set in 2014;

•	his tireless efforts to improve financial results, customer service metrics, employee safety and the delivery of shareholder value;

•
his superior performance and transparent leadership style enhanced the Company’s reputation and provided confidence that the Company will continue to improve profitability, reduce costs, expand margins, foster internal growth in core businesses, bond with customers, and deliver value to stockholders; and

•	his commitment to maintaining the Company as a great place to work in accordance with The Greif Way.

“Say-on-Pay” Advisory Votes
At the 2011 annual meeting of the stockholders of the Company, the holders of Class B Common Stock approved a three-year frequency period for holding advisory votes on the Company’s executive compensation to its named executive officers (with a vote in excess of 89% of shares voted). At the 2014 annual meeting of the stockholders of the Company, the holders of Class B Common Stock approved the compensation (by an affirmative vote in excess of 97% of shares voted), as disclosed in the Compensation Discussion and Analysis section and compensation tables, as well as the other narrative executive compensation disclosures, contained in the Company’s definitive Proxy Statement for its 2014 annual meeting of stockholders, of the Company’s named executive officers identified therein. Based on that vote, the Compensation Committee determined that no changes to the Company’s executive compensation program were warranted. The next stockholder advisory votes on approval of executive compensation and the frequency period of such votes are presented in this Proxy Statement as Proposals 3 and 4, respectively. The Compensation Committee will continue to review the design of the executive compensation program in light of its “say-on-pay” votes, developments in executive compensation and the Company’s pay-for-performance philosophy to ensure that the executive compensation program continues to serve the best interests of the Company and its stockholders.

Executive Compensation

Summary Compensation Table
The following table sets forth the compensation for the fiscal years ended October 31, 2016, 2015 and 2014 for the Company’s principal executive officer, principal financial officer (and those individuals acting in a similar capacity) and three other most highly compensated executive officers (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Peter G. Watson, President and Chief Executive Officer	2016	834,617	75,000	171,981	-	1,450,095	935,632	9,272	3,476,597
	2015	555,388	-	77,607	-	381,788	148,484	15,832	1,179,099
	2014	506,346	-	86,083	-	393,253	90,279	10,005	1,085,966
Lawrence A. Hilsheimer, Executive Vice President and Chief Financial officer	2016	662,500	13,000	200,823	-	917,646	3,258	249,776	2,047,003
	2015	641,250	-	122,504	-	525,450	682	189,944	1,479,830
	2014	300,000	-	829,650	-	199,388	-	87,295	1,416,333
Gary R. Martz, Executive Vice President, General Counsel and Secretary	2016	555,240	10,920	153,056	-	674,732	645,817	13,225	2,052,990
	2015	543,539	20,000	121,717	-	412,437	360,521	12,455	1,470,669
	2014	526,154	50,000	163,695	-	452,517	470,875	10,005	1,673,246
Michael Cronin, Senior Vice President and Group President (6)	2016	508,475	-	39,457	-	604,218	14,062	113,074	1,279,286
	2015	-	-	-	-	-	-	-	-
	2014	-	-	-	-	-	-	-	-
Ole Rosgaard, Vice President and Division President	2016	358,000	53,083	-	-	361,295	-	16,039	788,417
	2015	-	-	-	-	-	-	-	-
	2014	-	-	-	-	-	-	-	-
____________________________

(1)
The amounts of base salary for fiscal years 2014, 2015 and 2016 reflect actual amounts paid to the respective Named Executive Officer for each fiscal year ended October 31. As discussed in “Compensation Discussion and Analysis - Elements of Our Compensation Program - Base Salary” above, the Company implements increases on a calendar year rather than a fiscal year basis.

(2)
Amounts represent the restricted share portion of LTIP awards, as described below (see “—Incentive Compensation Plans”) and as discussed in the “Compensation Discussion and Analysis – Long Term Incentive Plan” above, based upon the dollar amount recognized for financial statement reporting purposes during fiscal years 2016, 2015, and 2014, respectively, computed in accordance with Accounting Standards Certification (“ASC”) 718. For a discussion of the relevant ASC 718 valuation assumptions, see Note 1 in the Consolidated Financial Statements included in Item 8 of the 2014 Form 10-K. For fiscal 2016, LTIP award amounts were determined by multiplying the closing price of the Company's Class A Common Shares on the relevant date ($53.61) by the number of shares granted. For fiscal 2015 and 2014, LTIP award amounts were determined by multiplying the average closing price of the Company's Class A Common Shares for the 90 days prior to the date of the grant of the award ($33.00 for 2015 and $43.83 for 2014) by the number of shares granted. Mr. Hilsheimer’s amount for fiscal year 2014 also includes the aggregate grant date fair value, computed in accordance with ASC 718, of 15,000 restricted shares of the Company’s Class A Common Stock awarded to him under the Company’s 2001 Management Equity Incentive and Compensation Plan as a component of his hiring compensation package. This amount was determined by multiplying the closing price of the Company’s Class A Common Shares on the grant date ($55.31) by the number of restricted shares granted.

(3)
Amounts represent the cash awards earned under the Company’s STIP and LTIP. See “Compensation Discussion and Analysis - Elements of Our Compensation Program —Short Term Incentive Plan” and “—Long Term Incentive Plan.” The cash awards earned under the STIP and the LTIP for fiscal years 2016, 2015 and 2014 are as follows:

Name	Fiscal Year	Short Term Incentive Plan Awards ($)	Long Term Incentive Plan Awards ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Peter G. Watson	2016	1,283,401	166,694	1,450,095
	2015	281,064	100,724	381,788
	2014	303,478	89,775	393,253
Lawrence A. Hilsheimer	2016	722,982	194,664	917,646
	2015	366,454	158,996	525,450
	2014	199,388	—	199,388
Gary R. Martz	2016	526,332	148,400	674,732
	2015	254,463	157,974	412,437
	2014	281,801	170,716	452,517
Michael Cronin	2016	565,982	38,236	604,218
	2015	—	—	—
	2014	—	—	—
Ole Rosgaard	2016	361,295	—	361,295
	2015	—	—	—
	2014	—	—	—

(4)
Amounts represent the change in the pension value for each Named Executive Officer, including amounts accruing under the Pension Plan, other company pension plans, the SERP and the DC SERP. None of the Named Executive Officers who participate in the nonqualified deferred compensation plan receive preferential or above market earnings. During Fiscal 2016, the Company accrued above market interest with respect to the DC SERP, a nonqualified defined contribution plan, for Mr. Hilsheimer in the amount of $3,258 which equaled the difference between the interest accrued at 4.40% and that which would have accrued at 3.10% (120% of the long term applicable federal rate for October 2015).

(5)
For Named Executive Officers based in the United States, amounts represent the Company’s match of employee contributions to the 401(k) plan, premiums paid for life insurance and the value of the annual wellness physical and any other perquisites paid by the Company to or on behalf of such Named Executive Officers during the fiscal years 2016, 2015 and 2014.

Name	Year	Company Match for 401(k) Plan ($)	Company paid Life Insurance Premiums ($)	Value of Wellness Physical Exams ($)	DC SERP ($)†	Perquisites and Other Personal Benefits ($)††	Total All Other Compensation ($)
Peter G. Watson	2016	4,147	2,325	2,800	—	—	9,272
	2015	11,177	2,255	2,400	—	—	15,832
	2014	7,800	2,205	—	—	—	10,005
Lawrence A. Hilsheimer	2016	7,665	2,325	—	239,786	—	249,776
	2015	7,800	2,255	2,400	177,489	—	189,944
	2014	7,800	735	—	78,760	—	87,295
Gary R. Martz	2016	8,100	2,325	2,800	—	—	13,225
	2015	7,800	2,255	2,400	—	—	12,455
	2014	7,800	2,205	—	—	—	10,005
Michael Cronin	2016	—	—	—	—	113,074	113,074
	2015	—	—	—	—	—	—
	2014	—	—	—	—	—	—
Ole Rosgaard	2016	10,914	2,325	2,800	—	—	16,039
	2015	—	—	—	—	—	—
	2014	—	—	—	—	—	—

† This column includes pay credits and non-above market interest credits accrued with respect to the DC SERP.

†† This column typically includes benefits related to expatriate assignments and other miscellaneous benefits. The amount for Mr. Cronin represents perquisites customary to his assignment in Europe, such as the provision of a car, a tax preparation allowance and a housing allowance paid by the Company to or on behalf of Mr. Cronin during fiscal year 2016 as set forth below.

	Pension Contribution Gap ($)	Tax Preparation ($)	Housing Allowance ($)
2016	56,495	1,109	55,470

(6)	Mr. Cronin’s compensation is paid in Euros and has been converted to U.S. Dollars using an exchange rate of 1.1094.

Grants of Plan-based Awards in Fiscal 2016
The following table summarizes grants of non-equity and stock-based compensation awards made during fiscal 2016 to the Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter G. Watson
Long term	12/7/2015	891,000	2,700,000	5,400,000	--	--	--	--	--	--	--
Short term	12/7/2015	450,000	900,000	1,800,000	--	--	--	--	--	--	--
Lawrence A. Hilsheimer
Long term	12/7/2015	437,580	1,326,000	2,652,000	--	--	--	--	--	--	--
Short term	12/7/2015	253,500	507,000	1,014,000	--	--	--	--	--	--	--
Gary R. Martz
Long term	12/7/2015	294,054	891,072	1,782,144	--	--	--	--	--	--	--
Short term	12/7/2015	184,548	369,096	738,192	--	--	--	--	--	--	--
Michael Cronin
Long term	12/7/2015	212,890	645,120	1,290,240	--	--	--	--	--	--	--
Short term	12/7/2015	167,731	335,462	670,924	--	--	--	--	--	--	--
Ole Rosgaard
Long term	12/7/2015	138,138	418,600	837,200	--	--	--	--	--	--	--
Short term	12/7/2015	109,200	218,400	436,800	--	--	--	--	--	--	--

(1)
In fiscal 2016, each Named Executive Officer was selected to participate in the LTIP for the performance period beginning November 1, 2015 and ending October 31, 2018. If the performance goals are achieved for that performance period, then awards will be made based on a percentage of such person’s average base salary (exclusive of any bonus and other benefits) during the three-year performance period. However, if such person’s average base salary during the three-year performance period exceeds by more than 130% the base salary of such person on the first day of the performance period, then such person’s average base salary for purposes of calculating the final award will be capped at 130% of such person’s base salary on the first day of the performance period. For the performance period, the threshold and maximum levels are 33% and 200%, respectively, of the target award. Estimated future payouts are based on the Named Executive Officer’s salary as of January 1, 2016, and are to be paid 50% in cash and 50% in restricted shares of the Company’s Class A and/or Class B Common Stock, as determined by the Special Subcommittee, with the number of restricted shares awarded being based on the average closing price of such restricted shares during the 90-day period preceding the day that the performance criteria for the performance period was established. See “Compensation Discussion and Analysis - Elements of Our Compensation Program — Long Term Incentive Plan.”

(2)
In fiscal 2016, each Named Executive Officer was selected to participate in the STIP. Under the STIP, threshold, target and maximum levels of each individual Named Executive Officer’s award potential are established for each performance period, based on applicable RONA calculations. Approved target awards for fiscal 2016 are based upon a percentage of the Named Executive Officer’s base salary paid during fiscal 2016. See “Compensation Discussion and Analysis - Elements of Our Compensation Program — Short Term Incentive Plan.” The actual payments earned by each Named Executive Officer in fiscal 2016 and paid in fiscal 2017 are shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Stock-based Compensation
Since 2006, the Company has not issued stock options or made stock awards to its executive officers or employees, other than as a component of the LTIP or in certain circumstances, as a component of compensation packages offered to attract new key employees. Although it is the Compensation Committee’s current intention to use only the LTIP for stock-based compensation to executive officers and other key employees, stock option and stock awards could be granted by the Company’s Compensation Committee under the Company’s 2001 Management Equity Incentive and Compensation Plan (the “2001 Plan”). The 2001 Plan provides for the award of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The maximum number of shares that could be issued each year is determined by a formula that takes into consideration the total number of shares outstanding and is also subject to certain limits. In addition, the maximum number of shares that may be issued under the 2001 Plan during its term for incentive stock options is 5,000,000 shares. The shares of Class A Common Stock subject to the 2001 Plan have been registered under the Securities Act of 1933. No option may vest less than two years after the grant date and or be exercised greater than ten years after its grant date. In addition, no options granted under the 2001 Plan can be repriced by the Company or repurchased by the Company without stockholder approval. In general, options may not be transferred by the option holder, except that the Compensation Committee may, in its sole discretion, permit transfers by the option holder to his or her spouse, children, grandchildren and certain other relatives or a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons.
In fiscal year 2014, Mr. Hilsheimer was awarded 15,000 restricted shares of the Company’s Class A common stock under the 2001 Plan as part of his compensation package. The shares are subject to forfeiture in the event Mr. Hilsheimer ceases to be an active full-time employee of the Company, but the risk of forfeiture lapses on the restricted shares in equal tranches of 5,000 shares on each of the first, second and third anniversaries of the date of Mr. Hilsheimer’s start date (May 12, 2014).

Equity Compensation Plan Information (1)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders (2)	--	--	(3)
Equity Compensation Plans Not Approved by Security Holders	--	--	--
Total:	--	--	--

(1)	Information as of October 31, 2016.

(2)
These plans include the 2001 Plan and the 2005 Outside Directors Equity Award Plan, under which shares of the Company’s Class A Common Stock may be issued, and the LTIP, under which restricted shares of the Company’s Class A and Class B Common Stock may be issued. See “Compensation Discussion and Analysis - Elements of Our Compensation Program — Long Term Incentive Plan,” “Executive Compensation - Stock-based Compensation,” and “Director Compensation for Fiscal 2015 - Director Compensation Arrangements” for a further description of these plans. Stock options are no longer issued under the incentive stock option plan.

(3)
Presently 183,733 shares of Class A Common Stock remain available for future issuance under the 2005 Outside Directors Equity Award Plan. The LTIP does not contain a limit on, or a formula for calculating, the number of shares available for future issuance under that plan. The 2001 Plan contains a formula for calculating the number of shares available for future issuance under that Plan. This formula provides that the maximum number of shares which may be issued each calendar year under the 2001 Plan is equal to the sum of (a) 5.0% of the total outstanding shares as of the last day of the Company’s immediately preceding fiscal year, plus (b) any shares related to awards under the 2001 Plan that, in whole or in part, expire or are unexercised, forfeited, or otherwise not issued to a participant or returned to the Company, plus (c) any unused portion of the shares available under (a), above, for the immediately preceding two fiscal years as a result of not being made subject to a grant or award in such preceding two fiscal years. The approximate number of shares that may be issued under the 2001 Plan in fiscal 2017 is 3,900,000 shares. The maximum number of shares that may be issued under the 2001 Plan with respect to incentive stock options is 5,000,000 shares (1,072,311 shares remain available for future issuance under this limitation).

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes stock-based compensation awards outstanding as of the end of fiscal 2016 for the Named Executive Officers. As discussed in “Stock-based Compensation” above, since 2006, the Company has not issued stock options or made stock awards to its executive officers or employees, including the Named Executive Officers, other than as a component of the LTIP or in certain circumstances, as a component of compensation packages offered to attract new key employees.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Peter G. Watson	--	--	--	--	--	--	--	--	--
Lawrence A. Hilsheimer (1)	--	--	--	--	--	5,000	234,300	--	--
Gary R. Martz	--	--	--	--	--	--	--	--	--
Michael Cronin	--	--	--	--	--	--	--	--	--
Ole Rosgaard	--	--	--	--	--	--	--	--	--

(1)
In fiscal year 2014, Mr. Hilsheimer was awarded 15,000 restricted shares of the Company’s Class A common stock under the 2001 Plan as a component of his hiring compensation package. The shares are subject to forfeiture in the event Mr. Hilsheimer ceases to be an active full-time employee of the Company, but the risk of forfeiture lapses on the restricted shares in equal tranches of 5,000 shares on each of the first, second and third anniversaries of the date of Mr. Hilsheimer’s start date (May 12, 2014). The closing price of the Company’s Class A Common Stock on October 31, 2016 was $46.86.

Option Exercises and Stock Vested
The following table summarizes stock-based compensation awards exercised or vested during fiscal 2016 by the Named Executive Officers.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter G. Watson	--	--	--	--
Lawrence A. Hilsheimer (1)	--	--	5,000	177,000
Gary R. Martz	--	--	--	--
Michael Cronin	--	--	--	--
Ole Rosgaard	--	--	--	--

(1)
In fiscal year 2014, Mr. Hilsheimer was awarded 15,000 restricted shares of the Company’s Class A common stock under the 2001 Plan as a component of his hiring compensation package with an aggregate fair value of $829,650 based upon the closing price of the Company’s Class A Common Stock on May 12, 2014 of $55.31. The shares are subject to forfeiture in the event Mr. Hilsheimer ceases to be an active full-time employee of the Company, but the risk of forfeiture lapses on the restricted shares in equal tranches of 5,000 shares on each of the first, second and third anniversaries of the date of Mr. Hilsheimer’s start date (May 12, 2014). The closing price of the Company’s Class A Common Stock on May 12, 2016 was $35.40.

Pension Benefits
The table below sets forth the years of service and present value of the accumulated benefit for each of the eligible Named Executive Officers under the Pension Plan and other pension plans sponsored by subsidiaries of the Company and the SERP as of October 31, 2016.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)(3)	Payments During Last Fiscal Year ($)
Peter G. Watson	Pension Plan	17	569,819	—
	SERP	5	922,496	—
Lawrence A. Hilsheimer	Pension Plan	—	—	—
	SERP	—	—	—
Gary R. Martz	Pension Plan	15	480,030	—
	SERP	15	2,390,526	—
Michael Cronin	Netherlands Pension	1.5	21,650	—
	SERP	—	—	—
Ole Rosgaard	Pension Plan	—	—	—
	SERP	—	—	—

(1)	Assumptions for calculations:
(A)    Age 65 commencement;
(B)    No decrements for death nor termination prior to age 65;
(C)    RP-2014 Projected Mortality for the Pension Plan. For the Netherlands Pension, the AP Prognosetafel 2014 mortality table as of October 31, 2015 with the AP Prognosetafel 2016 mortality table as of October 31, 2016;
(D)    Discount rates for the Pension Plan of 3.82%, 4.40% and 4.25% as of October 31, 2016, October 31, 2015 and October 31, 2014, respectively; and discount rates for the Netherlands Pension of 1.32% and 1.98% as of October 31, 2016 and October 31, 2015, respectively.
(E)    Pension Plan benefits accrued to December 31, 2004 are payable as a lump sum and valued using a 0.25% lower discount rate and Revenue Ruling 2008-65 mortality.

(2)
See Note 13 in the Notes to Consolidated Financial Statements included in Item 8 of the 2016 Form 10-K for a discussion of the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit.

(3)	Mr. Cronin’s Netherlands Pension benefits were calculated in Euros and converted to U.S. Dollars using an exchange rate of 1.0897 and 1.10485 for 2016 and 2015, respectively.

Non-Qualified Deferred Compensation
No compensation was deferred during fiscal 2016 by the Named Executive Officers under the nonqualified deferred compensation plan described above.

Potential Payments Upon Termination or Change in Control
The Company has no plans, agreements, contracts or other arrangements providing any Named Executive Officer with severance or change-in-control benefits.

Agreements with Named Executive Officers
The Company does not have an employment agreement with any Named Executive Officer. All the Named Executive Officers, as well as other participants in the LTIP, have agreed to certain post-employment covenants prohibiting them from becoming involved in any enterprise which competes with any business engaged in by the Company or its subsidiaries.

AUDIT COMMITTEE
During fiscal 2016, the Audit Committee members were Vicki L. Avril (Chairperson), Bruce A. Edwards, John F. Finn and John W. McNamara. The Audit Committee’s primary responsibilities include the following:

•	overseeing the integrity of the financial statements of the Company;

•	overseeing the Company’s compliance with legal and regulatory requirements;

•	overseeing the Company’s independent auditors’ qualifications and independence;

•	monitoring and evaluating the Company’s independent auditors and internal audit function; and

•	reviewing management’s performance related to the assessment and management of risk. (See “Board’s Role in Risk Management Oversight” for the Audit Committee’s role in risk management.)
The Board has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.greif.com under “Investors—Corporate Governance—Governance Documents.” The Company’s Board of Directors has determined that Audit Committee members Vicki L. Avril and Bruce A. Edwards are each an “audit committee financial expert” as that term is defined by applicable SEC regulations. All of the members of the Audit Committee meet the categorical standards of independence adopted by the Board and are independent directors as defined in the NYSE listing standards and the applicable regulations of the Securities and Exchange Commission. See “Corporate Governance-Director Independence.”

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is responsible for monitoring and reviewing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles in the United States. In fulfilling its responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the 2016 Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Throughout the year, the Audit Committee also monitored the results of the testing of internal control over financial reporting pursuant to §404 of the Sarbanes-Oxley Act of 2002, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed a report from Deloitte & Touche LLP regarding the effectiveness of internal control over financial reporting.
The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of nonaudit services with the auditors’ independence.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, and separately with management, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
As discussed above, the Audit Committee is responsible for monitoring and reviewing the Company’s financial reporting process. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles in the United States, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB, or that the Company’s independent auditors are in fact “independent.”
The Audit Committee receives regular reports from the Company’s General Counsel with respect to matters coming within the scope of the Company’s Code of Business Conduct and Ethics. The CEO and the principal financial officer have each agreed to be bound by the Code of Business Conduct and Ethics and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers. The Company has also implemented and applied the Code of Business Conduct and Ethics throughout the Company. It also has in place procedures for the receipt of complaints concerning the Company’s accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing practices.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the 2016 Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for the 2017 fiscal year.
Submitted by the Audit Committee of the Board of Directors.
Vicki L. Avril, Committee Chairperson
Bruce A. Edwards
John F. Finn
John W. McNamara

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent auditors in order to assure that such services do not impair the auditors’ independence from the Company. The Securities and Exchange Commission has issued rules specifying the types of services that independent auditors may not provide to their audit client, as well as the audit committee’s administration of the engagement of the independent auditors. Accordingly, the Audit Committee has adopted a Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions under which services proposed to be performed by the independent auditors must be pre-approved.
Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-determined cost levels. If not pre-approved on a periodic basis, proposed services must otherwise be separately pre-approved prior to being performed by the independent auditors. In addition, any proposed services that were pre-approved on a periodic basis, but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.
The Audit Committee has delegated pre-approval authority to the Chairperson of the Audit Committee for proposed services to be performed by the independent auditors for up to $100,000 per engagement. Pursuant to such Policy, in the event the Chairperson pre-approves services, the Chairperson is required to report decisions to the full Audit Committee at its next regularly-scheduled meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the fiscal year ended October 31, 2016. It is currently expected that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions from stockholders. The Company’s Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year.
Deloitte & Touche LLP was initially engaged by the Audit Committee as the Company’s independent registered public accounting firm on August 26, 2014. Deloitte & Touche LLP’s engagement to serve as the Company’s independent registered public accounting firm was effective upon Ernst & Young LLP’s resignation on August 29, 2014.
All services to be provided by the Company’s independent auditors are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “Audit Committee Pre-Approval Policy.” Aggregate fees billed to the Company for each of the fiscal years ended October 31, 2015 and October 31, 2016 by Deloitte & Touche LLP and Ernst & Young LLP (primarily related to statutory audits and obtaining consents with respect to financial periods presented when Ernst & Young LLP was the Company’s independent auditors) were as follows:

Type of Service	2016 Deloitte	2015 Ernst & Young Deloitte
Audit Fees(1)	$7,176,000	$199,000	$7,241,000
Audit-Related Fees(2)	$566,000	$32,450	$694,000
Tax Fees(3)	$1,305,000	--	$1,355,400
All Other Fees(4)	$60,650	--	$15,408
Total	$9,107,650	$231,450	$9,305,808

(1)
Comprises the audits of the Company’s annual financial statements and internal controls over financial reporting and reviews of the Company’s quarterly financial statements, as well as statutory audits of Company subsidiaries, attest services and consents to SEC filings.

(2)	Comprises employee benefit plan audits and consultations regarding financial accounting and reporting.

(3)
Comprises services for tax compliance, tax planning and tax advice. Tax compliance includes services for compliance related tax advice, as well as the preparation and review of both original and amended tax returns for the Company and its consolidated subsidiaries. Tax compliance related fees represented $379,985 and $1,009,003 of the tax fees for fiscal 2016 and 2015, respectively. The remaining tax fees primarily include tax advice.

(4)	Comprises other miscellaneous services including various loan staffing services.
None of the services described under the headings “—Audit-Related Fees,” “—Tax Fees,” or “—All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

Certain Relationships and Related Party Transactions
During fiscal year 2016, the Company retained the law firm of Baker & Hostetler LLP to perform certain legal services on its behalf. Daniel J. Gunsett, a partner in that firm, is a director of the Company and a member of the Compensation, Nominating and Stock Repurchase Committees. The Company anticipates retaining Baker & Hostetler LLP in the 2017 fiscal year. The Board has affirmatively determined that Mr. Gunsett meets the categorical standards of independence adopted by the Board and is an independent director as defined in the NYSE listing standards. See “Corporate Governance-Director Independence.”
The Company has a written policy for the approval of a transaction between the Company and one of its directors, executive officers, greater than 5% Class B stockholders, an entity owned or controlled by such persons, or an immediate family member of such persons, which is generally referred to as a related party transaction. This policy provides that the Audit Committee must review, evaluate and approve or disapprove all related party transactions involving an amount equal to or greater than $5,000. This policy also requires that all related party transactions be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. In addition, the Nominating Committee, which advises the Board of Directors on corporate governance matters, independently reviews and assesses corporate governance issues related to contemplated related party transactions.
Stockholder Proposals
Proposals of stockholders intended to be presented at the 2018 annual meeting of stockholders (scheduled for February 27, 2018) must be received by the Company for inclusion in the Proxy Statement and form of proxy on or prior to 120 days in advance of the first anniversary of the date of this Proxy Statement. If a stockholder intends to present a proposal at the 2018 annual meeting of stockholders, but does not seek to include such proposal in the Company’s Proxy Statement and form of proxy, such proposal must be received by the Company on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2018 annual meeting of stockholders will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in the Company’s Proxy Statement or form of proxy. Furthermore, stockholders must follow the procedures set forth in Article I, Section 8, of the Company’s Second Amended and Restated By-Laws, as amended, in order to present proposals at the 2018 annual meeting of stockholders.
Other Matters
The proxy card enclosed with this Proxy Statement is solicited from Class B stockholders by and on behalf of the Board of Directors of the Company. A person giving the proxy has the power to revoke it.
The expense for soliciting proxies for this Annual Meeting is to be paid by the Company. Solicitations of proxies also may be made by personal calls upon or telephone or telegraphic communications with stockholders, or their representatives, by not more than five officers or regular employees of the Company who will receive no compensation for doing so other than their regular salaries.
Management knows of no matters to be presented at the Annual Meeting other than the above proposals. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

/s/ Gary R. Martz Gary R. Martz
January 12, 2017	Secretary

EXHIBIT A

GREIF, INC.
AMENDED AND RESTATED
PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN
[For reference purposes, proposed changes are bolded. In addition, additions have been underlined and deletions have been struck through.]
Section 1. Purpose
The purpose of the Greif, Inc. Performance-Based Incentive Compensation Plan (the “Plan”) is to advance the interests of Greif, Inc. and its stockholders by providing certain of its key executives with incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide participants with incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and should be construed to the extent possible as providing for remuneration which is performance-based compensation within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.
Section 2. Definitions
Whenever used herein, the following terms shall have their respective meanings set forth below:

a.	“Award” means the amount payable to a Participant in accordance with Section 6 of the Plan.

b.
“Committee” means the Special Subcommittee on Incentive Compensation of the Board of Directors of Greif, Inc. The Committee shall be comprised of two or more “outside directors” as that term is defined in Section 162(m) of the Code and the regulations promulgated thereunder, as amended from time to time.

c.	“Company” means Greif, Inc. and its subsidiaries.

d.	“Effective Date” means the date set forth in Section 9(a) of the Plan.

e.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

f.	“Participant” means an individual eligible to participate hereunder, as determined by the Committee, each of whom shall be an executive level employee of the Company at the Chairman’s office level.

g.	“Performance Period” means any time period established by the Committee for which the attainment of Performance Goal(s) relating to an Award will be determined.

h.	“Performance Goal” means any performance goal determined by the Committee in accordance with Section 5 of the Plan.

i.
“Target Award” means the amount of any Award as established by the Committee that would be payable to a Participant for any Performance Period if the Performance Goals for the Performance Period were fully (100%) achieved and no negative discretion was exercised by the Committee in regard to that Award pursuant to the last sentence of Section 6.

Section 3. Administration
The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making Awards and to make all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee’s sole discretion and shall be final and binding on all persons.
Section 4. Eligibility
The Committee shall designate the Participants eligible to receive Awards for each Performance Period and establish the Performance Goals applicable to each Participant for each Performance Period. An individual who becomes eligible to participate in the

Plan during the Performance Period may be approved by the Committee for a partial period of participation. In such case, the Participant’s Target Award and Award will be based upon performance during the portion of the Performance Period during which the Participant participates in the Plan, and the amount of the Target Award will be pro-rated based on the percentage of time the Participant participates in the Plan during the Performance Period.
Section 5. Establishment of Target Awards, Performance Periods and Performance Goals
For each Performance Period established by the Committee, the Committee shall establish a Target Award for each Participant. Awards shall be earned based upon the financial performance of the Company or one or more operating groups of the Company during a Performance Period; provided, however, the maximum Award that may be paid to any single Participant for any Performance Period is the product of ~~$2.0 million~~$3.0 million multiplied by the number of 12-month periods contained within the relevant Performance Period. As to each Performance Period, within such time as established by Section 162(m) of the Code, the Committee will establish in writing Performance Goals based on one or more of the following performance measures of the Company (and/or one or more operating groups of the Company, if applicable) over the Performance Period:
(i) return on assets, capital, equity, or operating costs; (ii) earnings per share; (iii) working capital (as a percentage of sales, revenues or otherwise); (iv) economic value added; (v) margins; (vi) total stockholder return on market value; (vii) operating profit or net income; (viii) cash flow, earnings before interest and taxes, earnings before interest, taxes and depreciation, earnings before interest, taxes, depreciation and amortization, or earnings before interest, taxes, depreciation, depletion and amortization; (ix) sales, throughput, or product volumes; (x) costs or expenses, and/or (xi) such other measures of performance success as the Committee may determine.
The number of performance measures and the weight applied to such measures shall be determined by the Committee. Such performance criteria may be expressed either on an absolute basis or relative to other companies selected by the Committee. Except as otherwise provided herein, the extent to which the Performance Goals are satisfied will determine the amount of the Award, if any, that will be earned by each Participant. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant eligible for an Award for a Performance Period.
Section 6. Earning of Awards
At the end of each Performance Period, the Award will be computed for each Participant. Payment of Awards, if any, will be made in cash, subject to applicable tax withholding. Prior to payment of any Award, the Committee shall certify in writing the extent to which the established Performance Goals have been achieved. If the Performance Goals are not satisfied to the fullest extent, a recipient may earn less than the full Target Award or no Award at all. In addition, the Committee may, in its sole discretion, reduce individual Awards otherwise payable pursuant to the Performance Goals.
Section 7. Termination of Employment
In the event the employment of a Participant is terminated by reason of death or disability during a Performance Period, unless determined otherwise by the Committee, the Participant or his legal representative, as applicable, shall receive a prorated payout with respect to the Award relating to such Performance Period. The prorated payout shall be based upon the length of time that the Participant was employed by the Company during the Performance Period and the progress toward achievement of the established Performance Goal(s) during the portion of the Performance Period during which the Participant was employed by the Company. Payment of the Award, if any, shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. In the event of a Participant’s termination of employment by the Company for any other reason prior to the end of the Performance Period with respect to an Award, the Participant shall not be entitled to any payment with respect to such Award.
Section 8. Amendment and Termination
The Committee may amend, modify or terminate the Plan at any time and from time to time. Shareholder approval of such actions will be required only as required by applicable law. Notwithstanding the foregoing, no amendment, modification or termination shall affect the payment of an Award for a Performance Period that has already ended or increase the amount of any Award.

Section 9. General Provisions

a.	Effective Date. The Plan shall become effective as of November 1, 2001, subject to its approval by the stockholders of Greif, Inc.

b.
Non-Transferability. Any interest of any Participant under the Plan may not be sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution, and any attempt to take any such action shall be null and void.

c.
Severability. In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

d.	Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for any Participant.

e.
No Right to Award or Employment; Uniformity. No person shall have any claim or right to be granted an Award under this Plan and the grant of an Award shall not confer upon any Participant any right to be retained as an employee of Greif, Inc. or any of its subsidiaries, nor shall it interfere in any way with the right of Greif, Inc. or any subsidiary to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants.

f.	Tax Withholding. The Company shall have the right to withhold or require Participants to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Award.

g.
Beneficiaries. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid. If no beneficiary is designated, the right of the Participant to receive any payment under this Plan will pass to the Participant’s estate.

h.
Laws Governing. The Plan and all Awards made and action taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent superseded by federal law.

i.
Government Regulation. Notwithstanding any provisions of the Plan or any agreement made pursuant to the Plan, the Company’s obligations under the Plan and such agreement shall be subject to all applicable laws, rules and regulations, and to such approvals as may be required by, any governmental or regulatory agencies.

j.
Unfunded Status of Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made by the Company to a Participant or beneficiary, nothing contained herein shall give any such Participant or beneficiary any rights that are greater than those of a general creditor of the Company.

GREIF

GREIF, INC.
425 WINTER ROAD
DELAWARE, OH 43015

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**GREIF, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| Proposal 1. THE ELECTION OF ALL DIRECTOR NOMINEES LISTED BELOW (except as marked to the contrary to the right) | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

01) Vicki L. Avril
02) Bruce A. Edwards
03) Mark A. Emkes
04) John F. Finn
05) Michael J. Gasser
06) Daniel J. Gunsett
07) Judith D. Hook
08) John W. McNamara
09) Patrick J. Norton
10) Peter G. Watson

**The Board of Directors does not have a recommendation for voting on the following proposal:**

| | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| Proposal 4. ADVISORY VOTE ON FREQUENCY OF CONDUCTING FUTURE ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS | ☐ | ☐ | ☐ | ☐ |

**NOTE:** In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please date and sign this proxy exactly as your name appears hereon; joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

## GREIF, INC.

### *Electronic Delivery of Proxy Materials*

**ELECTRONIC MAILINGS WILL LOWER THE COMPANY'S COSTS AND SHOULD BE MORE CONVENIENT FOR YOU.**

Greif is pleased to offer our Registered Stockholders the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending paper copies of these documents beginning next year and until you notify us otherwise.

To participate, please follow the directions on the right. You will receive notification by e-mail when the materials are available for review.

*It's Easy - Please Follow These 5 Steps:*

1. Log onto the Internet at www.greif.com
2. Go to *Investor Relations*, then *Open Enrollment* in the middle of the screen
3. Enter your Social Security or Tax I.D. Number
4. Enter your e-mail address
5. Enter a PIN number of your choice

**Investor Relations/Proxy E-Delivery**

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 28, 2017. The Proxy Statement and Annual Report are available at www.proxyvote.com.**

E16146-P84536

## GREIF, INC.
## CLASS B PROXY
## FOR THE ANNUAL MEETING OF STOCKHOLDERS
## CALLED FOR FEBRUARY 28, 2017
## This Proxy is Solicited on Behalf of Board of Directors

The undersigned, being the record holder of Class B Common Stock and having received the Notice of Annual Meeting of Stockholders and the Proxy Statement related thereto dated January 12, 2017, hereby appoints Michael J. Gasser, Peter G. Watson, Vicki L. Avril, Bruce A. Edwards, Mark A. Emkes, John F. Finn, Daniel J. Gunsett, Judith D. Hook, John W. McNamara, and Patrick J. Norton, and each or any of them as proxies, with full power of substitution, to represent the undersigned and to vote all shares of Class B Common Stock of Greif, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 425 Winter Road, Delaware, Ohio 43015, at 10:00 A.M., Eastern Time, on February 28, 2017, and at any adjournment thereof, as indicated on the reverse side.

**The Shares represented by this proxy will be voted upon the proposals listed on the reverse side in accordance with the instructions given by the undersigned, but if this proxy is signed and returned and no instructions are given, this proxy will be voted to elect all of the nominees for directors as set forth in Item I on the reverse side, and in the discretion of the proxies on any other matter which properly comes before the Annual Meeting of Stockholders.**

**PLEASE SEE REVERSE SIDE**

V.1.1